Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of January 21, 2007

among

EGI ACQUISITION, LLC

as Purchaser

and

ENESCO GROUP, INC.

and

THE OTHER ENTITIES IDENTIFIED HEREIN,

as Sellers

ARTICLE I DEFINITIONS
1.1 1.2	Certain Definitions. Other Definitional and Interpretive Matters.

ARTICLE II PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8 2.9 2.10 2.11	Purchase and Sale of Assets
Excluded Assets
Assumption of Liabilities
Excluded Liabilities
Transfer of the Foreign Shares
Purchaser’s Election Right
Further Conveyances and Assumptions
Bulk Sales Laws
Non-Assignability of Purchased Assets
Purchaser Affiliate Acquisitions
Insurance

ARTICLE III CONSIDERATION
3.1 3.2 3.3	Consideration. Payment of Purchase Price. Cure Costs.

ARTICLE IV CLOSING AND TERMINATION
4.1 4.2 4.3 4.4 4.5 4.6	Closing Date. Deliveries by Sellers. Deliveries by Purchaser. Termination of Agreement. Procedure Upon Termination. Effect of Termination.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLERS
5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10 5.11 5.12 5.13 5.14 5.15 5.16 5.17 5.18 5.19 5.20 5.21 5.22 5.23 5.24 5.25	Organization and Good Standing.
Foreign Subsidiaries
Authorization of Agreement
Conflicts; Consents of Third Parties
Indebtedness; Surety Bonds.
Title to Purchased Assets; Assets of Foreign Subsidiaries
Real Property
Intellectual Property
Material Contracts
Absence of Changes
Suppliers and Customers
Employee Benefits
Foreign Employee Benefits
Labor Relations.
Litigation.
Compliance with Laws.
Financial Advisors.
Environmental Matters.
Inventory; Accounts Receivable
Transactions with Related Parties
Insurance
Taxes
Certain Business Practices
Products
Survival of Representations and Warranties

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER
6.1 6.2 6.3 6.4 6.5 6.6	Organization and Good Standing
Authorization of Agreement.
Conflicts; Consents of Third Parties.
Financial Advisors.
Adequate Assurance Regarding Executory Contracts.
Survival of Representations and Warranties

ARTICLE VII BANKRUPTCY COURT MATTERS
7.1 7.2 7.3 7.4 7.5 7.6 7.7 7.8	Bankruptcy Actions. Actions of Sellers. Purchaser Actions. Adequate Assurance. Support of Sale Order. Assignment of Contracts. Cure Costs. Competing Transaction.

ARTICLE VIII COVENANTS
8.1 8.2 8.3 8.4 8.5 8.6 8.7 8.8 8.9 8.10 8.11 8.12 8.13 8.14 8.15 8.16 8.17 8.18 8.19	Access to Information and Investigation
Conduct of the Business Pending the Closing
Third-Party Consents
Regulatory Approvals
Assumed Liabilities.
[Reserved].
Confidentiality.
Preservation of Records
Publicity
[Reserved]
Post-Closing Amounts Received and Paid
Casualty and Condemnation
Assistance in Transfer of Licenses, Permits and Registrations
Interim Financial Statements
Release.
Notices of Certain Events
Subsequent Events
Reasonable Best Efforts
D&O Insurance

ARTICLE IX EMPLOYEES AND EMPLOYEE BENEFITS
9.1	Employment.

ARTICLE X CONDITIONS TO CLOSING
10.1 10.2 10.3 ARTICLE XI TAXES 11.1 11.2	Conditions Precedent to Obligations of Purchaser.
Conditions Precedent to Obligations of Sellers.
Conditions Precedent to Obligations of Purchaser and Sellers.

Transfer Taxes.
Purchase Price Allocation.

ARTICLE XII MISCELLANEOUS
12.1 12.2 12.3 12.4 12.5 12.6 12.7 12.8 12.9 12.10	Expenses.
Submission to Jurisdiction; Consent to Service of Process.
Waiver of Right to Trial by Jury.
Entire Agreement; Amendments and Waivers.
Governing Law.
Notices.
Severability.
Binding Effect; Assignment.
Non-Recourse.
Counterparts.

Exhibits

A B-1 B-2 C D E F G	Bill of Sale Assignment and Assumption Agreements Assignment of Leased Real Property Sale Motion Bidding Procedures Order Assumption and Assignment Notice Auction and Sale Agreement Sale Order

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is dated as of January 21, 2007, between Enesco Group, Inc., an Illinois corporation (“Parent”), its Subsidiaries set forth on the signature pages hereto (each a “Company,” collectively, the “Companies” and the Companies, together with Parent, each a “Seller” or collectively “Sellers”) and EGI Acquisition, LLC, a Delaware limited liability company (“Purchaser”). (Each of Sellers and Purchaser is a “Party” and collectively they are the “Parties” to this Agreement).

W I T N E S S E T H:

WHEREAS, Sellers are debtors-in-possession under title 11 of the Bankruptcy Code, 11 U.S.C. §§ 101—1330 (the “Bankruptcy Code”), and filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on January 12, 2007 (the “Petition Date”), in the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”) (Case No. 07-00565 (ABJ)) (the “Bankruptcy Case”);

WHEREAS, the Companies and the Foreign Subsidiaries presently conduct the Business; and

WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, acquire and assume from Sellers, pursuant to Sections 363 and 365 of the Bankruptcy Code, all of the Purchased Assets and Assumed Liabilities, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounts Receivable” means all accounts receivable or other receivables or rights to receive payment as of the Closing, including trade accounts and notes receivable and other miscellaneous receivables of the Business as of the Closing arising out of the sale or other disposition of goods or services of the Business including those arising out of any Assumed Contract.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” means, collectively, the Bill of Sale, Assignment and Assumption Agreement.

“Assumed Contracts” means collectively, (i) the Contracts listed on Schedule 1.1(a), as amended from time to time in accordance with Section 2.6, (ii) all other Contracts Related to the Business entered into by Sellers on or after the Petition Date, provided, that the Contracts referred to in subsection (ii) are limited to (1) those Contracts listed in a Schedule to the Sellers Disclosure Schedule or entered into by a Seller or any of its Subsidiaries after the date hereof in accordance with Section 8.2. Without limiting the foregoing, the Assumed Contracts shall not include any Specified Excluded Contract or any Contract relating to Indebtedness of the Business.

“Balance Sheet Date” means November 30, 2006.

“Bankruptcy-Related Fees” means any fees and expenses (including out of pocket expenses) incurred by or otherwise due from (whether or not billed) a Seller or any Subsidiary of a Seller related to the Bankruptcy Case, including the following fees and expenses: (i) counsel for Parent or any of its Affiliates; (ii) financial advisors to Parent or any of its Affiliates; (iii) counsel for the Committee of Unsecured Creditors (the “Committee”); (iv) consultants, financial advisors, and/or accountants for the Committee; (v) any claims, noticing, and/or balloting agent or agents; (vi) any professional retained in the Bankruptcy Case; and (vii) the members of the Committee.

“Business” means the business as conducted by Sellers and their respective Affiliates (including the Foreign Subsidiaries), including the manufacture and distribution of giftware.

“Business Day” means any day of the year, other than a Saturday or Sunday, on which national banking institutions in New York City are open to the public for conducting business and are not required or authorized to close.

“Business Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) other than restricted cash balances, calculated net of any outstanding checks and on a basis in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any indenture, note, bond, mortgage, deed of trust, deed of constitution of mortgage, mortgage note pledge agreement, loan agreement, franchise agreement, lease, sublease, license, purchase order and other contract, agreement, arrangement, commitment or instrument, whether written or oral, to which any Seller or Company is a party or by which it may be bound, or to which its properties are or may be subject.

“Cure Costs” shall mean any and all amounts due or otherwise required to be paid (as determined by an order of the Bankruptcy Court, established by Sellers without objection by the non-debtor contracting party, or agreed to between the Purchaser and the non-debtor contracting party) to cure all defaults under the Assumed Contracts (without giving effect to any acceleration clauses relating to bankruptcy or insolvency) pursuant to Section 365 of the Bankruptcy Code.

“Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, that is used in or held for use in the operation of the respective businesses of Sellers or their respective Subsidiaries, or that is otherwise material to or necessary for the operation of the respective businesses of Sellers or their respective Subsidiaries.

“DIP Financing Agreement” shall mean the Debtor-In-Possession Credit Agreement, dated as of January      , 2007, by and among Parent, Enesco International Ltd., and Gregg Manufacturing, Inc., each a debtor and debtor-in-possession, as borrowers, the financial institutions from time to time party thereto as lenders, and Wells Fargo Foothill, Inc., as arranger and administrative agent for the lenders, as the same may be or has been amended, restated, supplemented, or otherwise modified from time to time and each other agreement, document or instrument executed in connection therewith.

“DIP Lender” means, collectively the financial institutions from time to time party to the DIP Financing Agreement as lenders thereto.

“DIP Note” means the note issued to the DIP Lender pursuant to the DIP Financing Agreement.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.) and other similar materials, in each case whether or not in electronic form.

“Employees” means all individuals, as of the Closing Date hereof, who are employed by any of the Companies (including employees who are on short-term disability or other leave of absence with a definite date of return, but excluding those employees on long-term disability or on a leave of absence without a definite date of return).

“Environmental Claims” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials from (i) any assets, properties or businesses of the Business or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by the Business or any predecessor in interest.

“Environmental Laws” includes (A) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act, 29 U.S.C. 655 et seq., and any other foreign, federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment; and (B) all applicable, foreign, federal, provincial, state, municipal, or local laws, statutes or by-laws or ordinances relating to the environment, occupational safety, health, product liability, and transportation.

“Environmental Liabilities” means any obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any Governmental Authority or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Materials from or onto (i) any property presently or formerly owned or operated by any of Sellers or any of their respective Subsidiaries or a predecessor in interest, or (ii) any facility which received Hazardous Materials generated by the Business or any of the Companies or a predecessor in interest.

“Equipment” means all machinery, equipment, furniture, fixtures, furnishings, vehicles, leasehold improvements and other tangible personal property (other than Inventory), including, without limitation, all such artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, facsimile machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, wherever located.

“Equity Securities” means, with respect to any Person, (i) capital stock of, or partnership interests, membership interests, joint venture interests or other equity interests in, such Person, (ii) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in such Person or (iii) options, warrants or other rights to acquire the securities described in clauses (i) and (ii), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes any of the Companies, within the meaning of Code Section 414(b), (c), (m), or (o) or ERISA Section 4001(a)(14).

“Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

“Facilities” means, collectively, those facilities set forth on Schedule 1.1(c), together with any other premises in the United States, the United Kingdom, Hong Kong, France, Canada or elsewhere at which any Seller or Subsidiary of a Seller conducts the Business.

“Final Order” means an Order or judgment of a court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such Order shall have been determined by the highest court to which such Order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure, may be filed with respect to such Order shall not prevent such Order from being deemed a Final Order.

“Foreign Benefit Plan” means each Benefit Plan sponsored or maintained by the Foreign Subsidiaries for the benefit of Employees of the Foreign Subsidiaries.

“Foreign Shares” means all of issued and outstanding shares of capital stock (or other equity interests) of each of the Foreign Subsidiaries.

“Foreign Subsidiaries” means collectively, N.C. Cameron & Sons Limited, Enesco Holdings Limited, Enesco France, S.A. and their respective Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any agency, instrumentality or authority thereof, any court or arbitrator (public or private), or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hardware” means any and all computer and computer-related equipment, including, without limitation, computers, servers, facsimile servers, scanners, color printers, laser printers, handheld computerized devices and networks and all network, communications and telecommunications equipment.

“Hazardous Materials” shall include, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement, all as amended or otherwise modified from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) all Liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (ii) all Liabilities for the deferred purchase price of property; (iii) all Liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (iv) all Liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured, and all Liabilities as obligor, guarantor, or otherwise, to the extent of the obligation secured.

“Intellectual Property” means all foreign and domestic (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewals of same (collectively, “Trademarks”); (ii) inventions, discoveries and ideas, whether patentable or not, and all patents and patent applications (including without limitation reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, patent disclosures, mask works and integrated circuit topographies) and equivalents thereof (collectively, “Patents”); (iii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation, all artwork, designs and Software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, Software, databases, firmware, Hardware and related documentation) and Internet websites and related content (collectively, “IT Systems”); and (vi) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof (collectively, “Other Proprietary Rights”).

“Intellectual Property Contracts” means all agreements concerning the Business Intellectual Property, including without limitation Software and other agreements granting Sellers and/or their respective Subsidiaries rights to use the Licensed Intellectual Property, agreements granting rights to use Owned Intellectual Property, confidentiality agreements, Trademark coexistence agreements, Trademark consent agreements and nonassertion agreements.

“Intercompany Payables” means obligations owed by a Seller or any of its Subsidiaries in connection with the operation of the Business to Parent or any of its Subsidiaries.

“Intercompany Receivables” means obligations owed to a Seller or any of its Subsidiaries in connection with the operation of the Business by Parent or any of its Subsidiaries.

“Inventory” means all inventory, including finished goods, work in process, raw materials, goods in transit, goods at customer sites and other inventory or goods held for sale of a person in all forms, wherever located, now or hereafter existing.

“Knowledge of Sellers” means the knowledge after due inquiry of those officers and directors of Parent and the other Sellers having primary responsibility for such matters.

“Labor Agreements” means all Contracts between any Seller or a Foreign Subsidiary and any certified or lawfully recognized labor organization representing Employees employed at, or in connection with, the Facilities.

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement enacted, issued, promulgated, enforced or entered by a Governmental Body having jurisdiction over any of Sellers or Foreign Subsidiaries or any Order.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

“Liability” means any debt, liability, commitment or obligation of any kind (whether direct or indirect, known or unknown, fixed, absolute or contingent, matured or unmatured, asserted or not asserted, accrued or unaccrued, liquidated or unliquidated, determined, determinable or otherwise or due or to become due and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto) and including all costs and expenses relating thereto.

“Licensed Intellectual Property” means Intellectual Property that Sellers and/or their respective Subsidiaries are licensed or otherwise permitted by other Persons to use.

“Lien” means any lien (including, without limitation, any liens imposed by Law, such as mechanics’ liens), encumbrance, pledge, mortgage, deed of trust, security interest, conditional sales agreement, adverse claim, lease, charge, option to purchase or lease or otherwise acquire any interest, right of first refusal or first offer or other third party right of any kind, easement of record, title defect, servitude, proxy, voting trust or agreement or transfer restriction under any shareholder or similar agreement or encumbrance.

“Material Adverse Effect” (x) with respect to the Business, Parent and its Subsidiaries, means any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that individually or in the aggregate is or could reasonably be expected to be, materially adverse to the (i) assets, properties, business, condition (financial or otherwise) prospects or results of operations of the Parent and its Subsidiaries, taken as a whole or (ii) ability of Sellers to perform its obligations hereunder and (y) with respect to Purchaser, means any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that individually or in the aggregate is or could reasonably be expected to be, materially adverse to Purchaser’s ability to perform their respective obligations hereunder. For purposes of clarity, Material Adverse Effect shall not include (i) changes or conditions generally affecting the economy or the financial, credit or securities markets; (ii) changes in, or events or conditions affecting, any of the businesses and industries in which Parent and its Subsidiaries operate, to the extent such changes do not affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in such businesses and industries; and (iii) actions taken with the prior written consent of Purchaser.

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Business as at the Balance Sheet Date, a copy of which balance sheet is attached hereto on Schedule 5.5(a).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Order” means any order, injunction, judgment, decree, award, ruling, writ, assessment or arbitration award entered, issued or enforced by or with any Governmental Body.

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the Business in a manner that is consistent in nature, scope and magnitude with the past practices of the Business and is taken in the ordinary course of the normal, day-to-day operations of the Business.

“Owned Intellectual Property” means Intellectual Property owned by Sellers and/or their respective Subsidiaries, including without limitation, all right, title and interest to Intellectual Property owned by Enesco International Ltd., a Delaware corporation.

“Payoff Letters” means the letters provided by the DIP Lender to Parent and certain Affiliates of Purchaser in connection with the repayment of the DIP Note as contemplated hereby and wire instructions in customary form providing Parent with a confirmation that all Liens, including without limitation, collateral amounts held for the benefit of certain Affiliates of Purchaser, and all payment obligations with respect to such DIP Amount has been or will have been released effective as of the payment in full of the Purchase Price.

“Permits” means any approvals, authorizations, consents, filings, licenses, franchises, permits, certificates notices, development entitlements, permits and rights of or with all Governmental Bodies, including without limitation, all authorizations under Environmental Laws, certificates of occupancy, zoning permits, privileges, immunities, orders, registrations, easements, rights and other approvals and authorizations issued by Governmental Bodies.

“Permitted Exceptions” means: (i) with respect to real property (a) all easements, rights of way and encumbrances of record disclosed in policies of title insurance that have been disclosed to Purchaser prior to the date hereof and (b) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated by existing usage of improvements; provided, however, that in the case of this clause (i) none of the foregoing, individually or in the aggregate, detract from the value or current use of the applicable Real Property (hereinafter defined), require the removal, alteration or loss of any improvement located thereon (including, without limitation, paved parking areas) or materially interfere with the use of the affected asset or Real Property as the Business is currently conducted, provided that, if any of the foregoing encumbrances include mortgages or like encumbrances on the landlord’s interest in any Leased Real Property, the tenant receives a non-disturbance agreement reasonably satisfactory to it, providing inter alia, that the mortgagee shall not disturb the tenant’s occupancy or other rights in the event of foreclosure (unless the tenant is in default past applicable notice and cure periods under the related Lease); (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business for sums not yet due and payable; (iv) title of a lessor under a capital or operating lease; and (v) any other Liens that will be discharged in full prior to Closing in connection with the Sale Order or any other actions of the Bankruptcy Court.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Petition Liability” means any “claim”, as such term is defined in Section 101(5) of the Bankruptcy Code, against or obligation of any Seller arising or occurring on or before the Petition Date, which claim or obligation has not been waived, or otherwise satisfied in accordance with the applicable provisions of the Bankruptcy Code and/or the Federal Rules of Bankruptcy Procedure or Order of the Bankruptcy Court.

“Product Liability Claim” means any Legal Proceeding arising out of, or otherwise relating to in any way in respect of claims for personal injury, wrongful death or property damage resulting from exposure to, or any other warranty claims, refunds, rebates, property damage, product recalls, defective material claims, merchandise returns and/or any similar claims with respect to, Products or items purchased, sold, consigned, marketed, stored, delivered, distributed or transported by the Business, any Seller or any of its Subsidiaries, whether such claims are known or unknown or asserted or unasserted.

“Products” means any and all products developed, designed, manufactured, marketed or sold in connection with the Business, including all parts and components of the foregoing manufactured or licensed by any Seller or any of the Foreign Subsidiaries.

“Purchaser Disclosure Schedule” means the disclosure schedule delivered by Purchaser to Sellers prior to the execution hereof.

“Registered” means, with respect to Intellectual Property, issued, registered, renewed or the subject of a pending application;

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601 or the equivalent laws of any foreign jurisdiction.

“Representatives” means with respect to any Person, any officer, director or employee of, or any investment banker, attorney, accountant, consultant or other advisor, agent or representative of such Person.

“Schedule” means Sellers Disclosure Schedules and the Purchaser Disclosure Schedules, collectively.

“SEC” means the United States Securities and Exchange Commission.

“Sellers Disclosure Schedule” means the disclosure schedule delivered by Sellers to Purchaser prior to the execution hereof.

“Software” means any and all (i) computer programs, including, without limitation, program interfaces and any and all software implementations of algorithms, models and methodologies (including, without limitation, all of the foregoing that is installed on Hardware), whether in source code or object code, (ii) databases and compilations, including, without limitation, any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all documentation, including, without limitation, user manuals and other training documentation related to any of the foregoing.

“Subsequent Filings” shall mean any reports, schedules, forms, statements or other documents (including in each case, exhibits, amendments or supplements thereto and any other information incorporated by reference therein) filed with the SEC after the date of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary, and specifically includes the Foreign Subsidiaries.

“Tax Authority” means any federal, state, local or foreign government, or agency, instrumentality or employee thereof, charged with the administration of any law or regulation relating to Taxes.

“Taxes” means any federal, state, local or foreign net income, gross income, net receipts, gross receipts, profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, recording, employment or other tax, custom duty, fee or other governmental charge of any kind, together with any interest, fine, penalty, addition to tax or additional amount imposed with respect thereto.

“Trade Receivables” means Accounts Receivables due from customers arising from the sale of goods or provision of services by the Business prior to the Closing.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state Law or the equivalent Law(s) as to the Foreign Subsidiaries, and the rules and regulations thereunder.

1.2 Other Definitional and Interpretive Matters. (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter disclosed in a Schedule by a Party shall be deemed to constitute disclosure against all other representations and warranties of such Party to the extent, and solely to the extent, it is reasonably apparent on the face of such disclosure that the matter disclosed is relevant to such other representations and warranties of the Party. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” shall mean “including, without limitation.”

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Sellers and their respective Subsidiaries, and Sellers shall, and shall cause their respective Subsidiaries to, sell, transfer, assign, convey and deliver to Purchaser all right, title and interest of any Seller in, to and under the Purchased Assets, free and clear of all Liens, other than Permitted Exceptions. “Purchased Assets” shall mean, other than the Excluded Assets, all assets, properties, titles, interests and rights of Sellers and their respective Subsidiaries, as of the Closing, including without limitation, the following assets listed in clauses (a) through (q) below:

(a) all goodwill associated with the Business;

(b) all Assumed Contracts;

(c) all Accounts Receivable arising prior to or on the Closing Date;

(d) all owned real property set forth on Schedule 2.1(d)(i) (the “Owned Real Property”) and all real property leased or subleased as set forth on Schedule 2.1(d)(ii) (the “Leased Real Property”);

(e) all Owned Intellectual Property, including without limitation, all Intellectual Property set forth on Schedule 5.8(a) to the Sellers Disclosure Schedule and all rights of Sellers and their respective Subsidiaries in the Licensed Intellectual Property and the Intellectual Property Contracts, including without limitation, all Intellectual Property Contracts set forth on Schedule 5.8(a) to the Sellers Disclosure Schedule (the “Purchased Intellectual Property”);

(f) all Inventory;

(g) all Equipment, including the Equipment set forth on Schedule 2.1(g);

(h) other than the Wind-down Fund, all Cash, including without limitation, all restricted cash balances, deposits (including customer deposits and security deposits), claims, credits, prepayments, prepaid assets (including advances to vendors for inventory purchases), prepaid rent, prepaid charges and expenses, deferred charges, refunds or claims of refunds, defenses, counterclaims, rights of recovery, rights of setoff and rights of recoupment;

(i) all of the Foreign Shares;

(j) all insurance proceeds and awards with respect to or arising in connection with (A) any Assumed Liability or (B) any Purchased Asset;

(k) all Documents of whatever nature and wherever located, including those in the possession or control of Parent or any of its Subsidiaries;

(l) all Permits (and applications therefor) owned, held or maintained by Sellers or any of their respective Subsidiaries to the extent assignable;

(m) all rights, privileges, claims, causes of action, and options relating or pertaining to the Purchased Assets including all rights and avoidance claims of Sellers arising under Chapter 5 of the Bankruptcy Code (i) against any Foreign Subsidiary, (ii) against Purchaser and/or its Affiliates, or (iii) against any customers, suppliers or vendors of the Business or otherwise relating to a Purchased Asset;

(n) any interest in and to any refund of Taxes;

(o) all assets in respect of the Foreign Benefit Plans (the “Purchased Foreign Plan Assets”);

(p) all bank accounts, deposit accounts and lock-box accounts;

(q) any and all residual amounts of or reversionary interests in each of the L/C Collateral (as such term is defined in the Order approving the DIP Financing Agreement) and the Prepetition Indemnity Amount (as such term is defined in the Order approving the DIP Financing Agreement); and

(r) all guarantees and warranties of third parties that relate to the ownership or operation of the Business or the Purchased Assets, to the extent assignable or transferable.

2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean the following assets of Sellers and their respective Subsidiaries (but excluding the Purchased Assets):

(a) any and all rights of Sellers under this Agreement;

(b) all avoidance claims or causes of action arising under the Bankruptcy Code or applicable state law, including, without limitation, all rights and avoidance claims of Sellers arising under Chapter 5 of the Bankruptcy Code that are not specified in Section 2.1(m);

(c) the Specified Excluded Contracts and all other Contracts that are not Assumed Contracts as of the Closing Date;

(d) other than the Foreign Shares, all shares of capital stock or similar equity interests in any Subsidiaries of Parent;

(e) in each case to the extent solely in connection with or solely relating to any Excluded Asset, any and all instruments, prepaid assets and deposits, receivables for services performed prior to the Closing Date, letters of credit proceeds, unbilled costs and fees, and tax refunds;;

(f) (i) all rights under Sellers’ insurance policies relating to the Business (including, without limitation, health insurance, worker’s compensation insurance and life insurance), and any right to refunds due with respect to such insurance policies and (ii) all rights of Sellers under or pursuant to all warranties (express or implied), representations and guarantees made by third parties relating to (A) any Excluded Assets or (B) liabilities of Sellers to the extent such liabilities are not Assumed Liabilities;

(g) other than the Purchased Foreign Plan Assets, all assets in respect of the Benefit Plans; and

(h) any Intercompany Receivables;

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, solely the Assumed Liabilities. “Assumed Liabilities” shall mean only the following liabilities (other than the Excluded Liabilities):

(a) all Liabilities arising under the Assumed Contracts;

(b) solely to the extent provided in Section 9.1, the Liabilities arising out of the Foreign Benefit Plans; and

(c) each of the following Liabilities solely to the extent such Liabilities constitute current liabilities:

(i) all accrued payroll obligations of Transferred Employees (including vacation accruals, but excluding any severance or other obligations arising from the termination of employment of any employees of the Business, the Sellers or the Foreign Subsidiaries);

(ii) other than Intercompany Payables or the Pre-Petition Liabilities, all accounts payable incurred in the Ordinary Course of Business after the Petition Date (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but uninvoiced accounts payable); and

(iii) all obligations arising from advances received from customers of the Business; and

(d) the Pre-Petition Liabilities set forth on Schedule 2.3(d).

In addition, Purchaser acknowledges that it shall also have certain Liabilities to Transferred Employees specified in ARTICLE IX.

2.4 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, other than the Assumed Liabilities, Purchaser shall not assume, and shall be deemed not to have assumed, and shall not have any responsibility of any nature with respect to, any Liabilities of any of Parent or any of its Affiliates or otherwise arising out of, or relating to, the Business (the “Excluded Liabilities”). The Excluded Liabilities shall include, but shall not be limited to, the following:

(a) all Liabilities arising out of, or associated with, any Excluded Assets, including Contracts that are not Assumed Contracts (e.g., the Specified Excluded Contracts);

(b) all Liabilities arising out of or related to (i) any Indebtedness of any Seller or any of its Subsidiaries or (ii) any Lien on any Purchased Asset, other than Permitted Exceptions;

(c) all Liabilities for expenses of Parent or any of its Affiliates (i) for the negotiation and preparation of this Agreement, (ii) relating to the transactions contemplated hereby (including Bankruptcy-Related Fees) or (iii) incurred in connection with the commencement and continuance of the Bankruptcy Case;

(d) except as otherwise provided in Section 2.3 and Article XI, other than Taxes relating to the Purchased Assets for taxable periods (or portions thereof) ending after the Closing Date, all Liabilities for Taxes of any Seller or any of its Subsidiaries or otherwise relating to the Purchased Assets or the Business;

(e) all Product Liability Claims;

(f) all Environmental Liabilities;

(g) any Liabilities of any Seller or any of its Subsidiaries to current or former officers, employees, consultants or independent contractors of any Seller or any of the Selling Subsidiaries related to or arising out of any period ending on or prior to, or following (other than with respect to Transferred Employees), the Closing or related to or arising out of any act or omission during such period, including, without limitation, arising out of any severance plan or policy, employment Contract, unlawful discrimination, wrongful termination, violations of Law, breach of terms of any Benefit Plan or failure to pay or discharge such employees wages or benefits when due;

(h) except as specifically set forth in Article IX, Liabilities under or relating to any Benefit Plan, other than the Foreign Benefit Plans (including, without limitation, Liabilities resulting from the termination of any Benefit Plan), whether such Liabilities arise prior to, on or after the Closing, and any other Liability relating to the employment or termination of employment of (x) any employee of any of the Companies or their Subsidiaries, arising from or related to the operation of the Business prior to the Closing or (y) any employee of any of the Companies or their Subsidiaries who is not a Transferred Employee arising on or after the Closing;

(i) any severance, “parachute” or similar payment to any officer, director, employee or consultant of any of the Business, the Companies or their Subsidiaries, who provide(d) services for the Business, arising prior to, by virtue of, or in connection with the transactions contemplated by this Agreement (including, without limitation, as a result of the termination of employment pursuant to Section 9.1(a));

(j) any Liability of a Seller or any of its Subsidiaries that constitutes, or is alleged to constitute, a violation of Law;

(k) any Liability of a Seller or any of its Subsidiaries arising under or out of, in connection with, or related to any and all Legal Proceedings of any Sellers, its Subsidiaries or the Business;

(l) all Intercompany Payables; and

(m) all Liabilities relating to amounts required to be paid by Sellers hereunder.

2.5 Transfer of the Foreign Shares. At the Closing, Parent shall deliver or cause to be delivered to Purchaser (or to one or more of its designated Affiliates) stock or share certificates (or other instruments evidencing equity ownership interest or, in the event of uncertificated interests, shall cause appropriate notations to be made in the relevant shareholder registers and share transfer ledgers) representing all of the Foreign Shares. Such stock or share certificates (or other instruments evidencing equity ownership interest) shall be duly endorsed in blank for transfer or delivered with stock powers duly executed blank in order to transfer to Purchaser (or its designated Affiliates) the Foreign Shares, free and clear of any and all Liens.

2.6 Purchaser’s Election Right. Notwithstanding anything to the contrary in this Agreement, Purchaser shall have the right, without any further adjustment to the Purchase Price, to: (i) add any Contract that is an executory contract or unexpired lease to Schedule 2.6, thereby making such Contract an Assumed Contract, by written notice delivered to Sellers at any time during the period from and after the date hereof until the later (A) of the Closing Date and (B) the fifth Business Day after receiving notice from any Seller that such Seller intends to reject such Contract; and (ii) remove any Contract that is an executory contract or unexpired lease from the from the list of Assumed Contracts set forth in the definition of Assumed Contracts herein, by written notice delivered to Sellers at any time during the period from and after the date hereof and until the Closing Date, thereby eliminating such Contract’s designation as an Assumed Contract and making it an Excluded Asset (any such Contract, a “Specified Excluded Contract”).

2.7 Further Conveyances and Assumptions. (a) From time to time following the Closing, Sellers shall, or shall cause their Affiliates to, make available to Purchaser such non-confidential data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser’s records.

(b) From time to time following the Closing, Sellers and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Ancillary Agreements and to assure fully to Sellers and their Affiliates and their successors and assigns, the assumption of the Assumed Liabilities and obligations intended to be assumed by Purchaser under the Ancillary Agreements, and to otherwise make effective the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, to the extent Purchaser discovers following the Closing that any asset related to the Business or a Foreign Subsidiary prior to the Closing was not transferred to Purchaser as part of the transactions contemplated herein, upon Purchaser’s written request, Parent shall or shall cause its applicable Subsidiary to promptly assign and transfer to Purchaser all right, title and interest in such asset.

2.8 Bulk Sales Laws. Purchaser hereby waives compliance by Sellers with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Purchased Assets to Purchaser.

2.9 Non-Assignability of Purchased Assets. Notwithstanding anything in this Agreement to the contrary, to the extent that the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, sublease, assignment, transfer, conveyance or delivery to Purchaser of any asset that would be a Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any governmental or third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, assignment, sublease, transfer, conveyance or delivery of such asset unless such failure causes a failure of any of the conditions to Closing set forth in Article IV, in which event the Closing shall proceed only if the failed condition is waived by the party entitled to the benefit thereof. In the event that the failed condition is waived and the Closing proceeds without the transfer, sublease or assignment of any such asset, then following the Closing, Purchaser and each Seller shall use commercially reasonable efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents and waivers. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any mutually agreeable arrangement designed to provide Purchaser with all of the benefits of use of such asset and to the applicable Seller(s) the benefits, including any indemnities, that they would have obtained had the asset been conveyed to Purchaser at the Closing. Once authorization, approval, consent or waiver for the sale, assignment, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, subleased, transferred, conveyed or delivered at Closing is obtained, Sellers shall or shall cause the relevant Affiliates to assign, transfer, convey and deliver such asset to Purchaser at no additional cost. To the extent that any such asset cannot be transferred or the full benefits or use of any such asset cannot be provided to Purchaser following the Closing pursuant to this Section 2.9, then Purchaser and the applicable Seller(s) shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Purchaser of the obligations thereunder. Sellers shall hold in trust for and pay to Purchaser promptly upon receipt thereof, all income, proceeds and other monies received by any Seller or any of its Affiliates derived from its use of any asset in connection with the arrangements under this Section 2.9.

2.10 Purchaser Affiliate Acquisitions. Notwithstanding anything to the contrary contained in this Agreement, Purchaser may elect to have any or all of the Purchased Assets conveyed or transferred to, or any of the Assumed Liabilities assumed by, one or more of its Affiliates.

2.11 Insurance. Between the date hereof and Closing, the Sellers shall take any and all necessary and required action to include the Purchaser and its Affiliates as additional named insureds under all of the Sellers’ insurance policies.

ARTICLE III

CONSIDERATION

3.1 Consideration. The aggregate consideration for the Purchased Assets (the "Aggregate Consideration”) shall be (a) an amount in cash equal to the principal amount plus interest, fees and any other expenses of the DIP Note outstanding as of the Closing Date (the “Purchase Price”), (b) the assumption of the Assumed Liabilities, (c) forgiveness of any and all Pre-Petition Liabilities of the Sellers owed to Affiliates of the Purchaser, including without limitation a certain deposit in the amount of $100,000 funded by an Affiliate of the Purchaser for the benefit of Parent prior to the date hereof and (d) $600,000.00 in respect of administration expenses incurred by Sellers in the Bankruptcy Case (the “Wind-down Fund”). To the extent the Purchase Price shall exceed the aggregate of (i) the amount set forth in the Payoff Letters and (ii) the Wind-down Fund, such excess shall be returned to Purchaser. On the Closing Date, Parent shall deliver to Purchaser a certificate from an authorized executive officer of each of Parent and the DIP Lender which states the principal amount plus interest, fees and any other expenses of the DIP Note outstanding as of the Closing Date. Purchaser shall have the right to rely unconditionally and conclusively on such certificate in determining the Purchase Price and shall be obligated to fund only such amount. To the extent that it is determined that the Purchase Price paid is greater than amounts owed or owing under the DIP Amount, the excess, if any, shall immediately be returned to the Purchaser.

3.2 Payment of Purchase Price. On the terms and subject to the conditions set forth herein, at the Closing, in consideration for the sale of the Purchased Assets, Purchaser shall (i) pay, on behalf of Sellers and in full satisfaction of their obligations under the DIP Note, the Purchase Price to the DIP Lender and (ii) assume the Assumed Liabilities. The Purchase Price payable at Closing shall be paid by Purchaser to the DIP Lender by wire transfer of immediately available funds into an account designated by the DIP Lender at least two Business Days prior to the Closing Date.

3.3 Cure Costs. At Closing or as soon as thereafter practicable, the Purchaser shall pay all Cure Costs other than Cure Costs that are subject to a dispute and/or an objection by the non-debtor contracting party (“Disputed Cure Costs”). Within five (5) Business Days of entry of an Order by the Bankruptcy Court resolving any dispute relating to the Cure Cost for an Assumed Contract (the “Resolved Cure Cost”), (i) Purchaser shall pay the Resolved Cure Cost to the non-debtor contracting party to such Assumed Contract, and (ii) such Assumed Contract shall be deemed to have been assumed by the relevant Seller and assigned to Purchaser immediately upon such payment to the non-debtor contracting party effective, as of the Closing Date.

ARTICLE IV

CLOSING AND TERMINATION

4.1 Closing Date. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (collectively, the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP located at 919 Third Avenue, New York, New York (or at such other place as the Parties may designate in writing) at 10:00 a.m. (New York City time) on (i) the third Business day in which the last of the conditions set forth in Sections 10.1, 10.2 and 10.3 to be fulfilled or waived are fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) such other date as agreed to in writing by the Parties. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to have occurred at 11:59:59 p.m. (New York City time) on the Closing Date.

4.2 Deliveries by Sellers. At the Closing, Sellers shall deliver to Purchaser:

(a) a duly executed bill of sale (the “Bill of Sale”) in the form of Exhibit A hereto;

(b) a duly executed assignment and assumption agreement (the “Assignment and Assumption Agreement”) in the form of Exhibit B-1 hereto, duly executed assignments of the Owned Intellectual Property consisting of Trademarks and Patents, in a form suitable for recording in the United States Patent and Trademark Office and corresponding foreign offices, duly executed assignments of Owned Intellectual Property consisting of Copyrights, in a form suitable for recording in the United States Copyright Office and corresponding foreign offices, and duly executed assignments of all Internet domain names; and duly executed assignments of all Leased Real Property constituting Purchased Assets in the form of Exhibit B-2;

(c) The Payoff Letters with respect to all outstanding amounts owed under the DIP Note as of the Closing Date and any necessary releases or authorizations as may be reasonably required to evidence the satisfaction of the DIP Note and any obligations of certain Affiliates of Purchaser related thereto;

(d) the stock certificates and other instruments of transfer contemplated by Section 2.5;

(e) the organizational documents, common seal (if any), share register and share certificate book (with any unissued share certificates) and all minute books and other statutory books (which shall be written up to, but not including the Closing Date) of each of the Foreign Subsidiaries;

(f) all notifications, consents, waivers and approvals obtained by Sellers and their respective Subsidiaries that are required by the terms of this Agreement;

(g) certified copies of the Sale Order and the docket of the Bankruptcy Court (and such other court to which the Sale Order may have been appealed or a petition for certiorari or reargument may have been filed) evidencing that the Sale Order has become a Final Order;

(h) the certificate of incorporation (or equivalent organizational document) for Sellers and each of the Foreign Subsidiaries, certified as of a recent date by the Secretary of State of the applicable jurisdiction of organization;

(i) (i) a certificate of the Secretary of State or comparable Governmental Body of each jurisdiction in which any Seller is organized as to the good standing as of a recent date in such jurisdiction and (ii) a certificate of the Secretary of State or comparable Governmental Body as to any Foreign Subsidiary is organized as to the good standing as of a recent date in such jurisdiction;

(j) a certificate of an officer of Sellers and each Foreign Subsidiary, given by such officer on behalf of Sellers and each Foreign Subsidiary and not in such officer’s individual capacity, certifying as to the bylaws (or equivalent governing document) of Sellers and each Foreign Subsidiary and as to resolutions of the board of directors (or equivalent governing body) of Sellers authorizing this Agreement and any related documents and the transactions contemplated hereby and thereby (including, with respect to the Foreign Subsidiaries, the transfer of the Foreign Shares);

(k) affidavits dated as of the Closing Date, in the form required by the Treasury regulations issued under Section 1445 of the Code, to the effect that Sellers are not foreign persons for purposes of Section 1445 of the Code;

(l) a certificate dated as of the Closing Date, in the form required by Subsection 116(3) of the Income Tax Act (the Act), in respect of the Foreign Shares of N.C. Cameron & Sons Limited;

(m) a Clearance Certificate from the Canadian Workplace Safety & Insurance Board in respect of Ontario, Canada;

(n) release of all Liens against the assets of the Foreign Subsidiaries, other than Permitted Exceptions, from any lenders or other secured parties having an interest therein;

(o) the officer’s certificate required to be delivered pursuant to Section 10.1(a), (b) and (f);

(p) all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Purchaser, as may be necessary to convey the Purchased Assets to Purchaser; and

(q) such other duly executed documents, instruments and certificates as may be necessary or appropriate to be delivered by any Seller or any Subsidiary of a Seller pursuant to this Agreement, including to the extent requested by Purchaser, resignations of the officers and directors of the Foreign Subsidiaries.

4.3 Deliveries by Purchaser. (a) At the Closing, Purchaser shall deliver:

(i) to the DIP Lender, the Purchase Price by wire transfer of immediately available funds into an account designated by the DIP Lender at least two Business Days prior to the Closing Date;

(ii) to Sellers, a duly executed Assignment and Assumption Agreement;

(iii) to Sellers, the officer’s certificate required to be delivered pursuant to Sections 10.2(a) and 10.2(b);

(iv) Certificate of Secretary of Purchaser, together with true and correct copies of the Certificate of Formation of Purchaser (certified as of a recent date by the Secretary of State of the applicable jurisdiction), true and correct copies of the Resolutions of the Managing Member of Purchaser authorizing or ratifying the execution, delivery and performance of this Agreement and the other related documents provided for in this Agreement to be executed by Purchaser, and the names of the officers of Purchaser authorized to sign this Agreement and the other related documents provided for in this Agreement to be executed by Purchaser, together with a sample of the true signature of each such officer; and

(v) to Sellers, such other duly executed documents, instruments and certificates as may be necessary or appropriate to be delivered Purchaser pursuant to this Agreement.

4.4 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by Purchaser or Sellers, if the Closing shall not have occurred by the close of business on March 5, 2007 (the “Termination Date”); provided, further, that if the Closing shall not have occurred on or before the Termination Date due to a breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or Sellers, then the breaching party may not terminate this Agreement pursuant to this Section 4.4(a);

(b) by mutual written consent of Sellers and Purchaser;

(c) by Purchaser, if any of the conditions to the obligations of Purchaser set forth in Section 10.1 or  10.3 shall have become incapable of fulfillment other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;

(d) by Sellers, if any condition to the obligations of Sellers set forth in Section 10.2 or 10.3 shall have become incapable of fulfillment other than as a result of a breach by any Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Sellers;

(e) by Purchaser, if there shall be a breach by any Seller of any representation or warranty, or any covenant or agreement contained in this Agreement, which would result in a failure of a condition set forth in Section 10.1 or 10.3, and which breach cannot be cured or has not been cured by the earlier of (i) twenty Business Days after the giving of written notice by Purchaser to Sellers of such breach and (ii)  the Termination Date;

(f) by Sellers, if there shall be a breach by Purchaser of any representation or warranty, or any covenant or agreement contained in this Agreement, which would result in a failure of a condition set forth in Section 10.2 or 10.3, and which breach cannot be cured or has not been cured by the earlier of (i) twenty Business Days after the giving of written notice by Sellers to Purchaser of such breach and (ii) the Termination Date;

(g) by Sellers or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the Parties hereto shall promptly appeal any adverse determination that is not nonappealable (and pursue such appeal with reasonable diligence);

(h) by Purchaser or Sellers, if the Bankruptcy Court shall enter an Order approving a Competing Bid;

(i) by Purchaser, if:

(i) any event or condition of any character shall have occurred which would result in, a Material Adverse Effect on Parent, the other Sellers or the Business;

(ii) so long as Purchaser is not then in breach of its obligations under this Agreement, the Bidding Procedures Order has not been entered by the Bankruptcy Court by January 22, 2007, if the Sale Order has not been entered by the Bankruptcy Court by February 13, 2007 or if the Sale Order has not become a Final Order by February 24, 2007; or

(iii) (a) the Bankruptcy Court (1) enters an Order authorizing an Alternative Transaction or (2) confirms a plan of reorganization or liquidation that involves the Purchased Assets, (b) any Seller becomes a proponent or co-proponent of any plan of reorganization under the Bankruptcy Code filed with the Bankruptcy Court that does not contemplate the acquisition of the Purchased Assets by Purchaser on the terms set forth herein, (c) the Bankruptcy Case is converted from a case under Chapter 11 of the Bankruptcy Code to a case under Chapter 7 of the Bankruptcy Code or is dismissed, (d) a trustee, an examiner with expanded powers, or any other responsible officer or Person is appointed in any Bankruptcy Case, or (e) the periods of exclusivity under Section 1121(b) and 1121(c) of the Bankruptcy Code are terminated or reduced by the Bankruptcy Court pursuant to Section 1121(d) in any Bankruptcy Case.

4.5 Procedure Upon Termination. In the event of termination and abandonment by Purchaser or Sellers, or both, pursuant to Section 4.4 hereof, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Sellers.

4.6 Effect of Termination. (a) In the event that this Agreement is validly terminated as provided herein and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect and, except as otherwise provided in this Section 4.6, there shall be no Liability on the part of any party hereto (or any shareholder, director, officer, partner, employee, agent, consultant or representative of such party); provided that nothing contained herein shall release any party hereto for any willful breach of this Agreement.

(b) In the event this Agreement is terminated pursuant to Section 4.4(a), 4.4(c) 4.4(e), 4.4(h), 4.4(i)(ii) or 4.4(i)(iii), Sellers shall pay Purchaser (to the extent not previously reimbursed) an amount equal to the reasonable, out-of-pocket documented costs and expenses (including, without limitation, the fees and expenses of outside counsels, financial advisors and other consultants, including employees, agents and representatives of Tinicum Incorporated, and the HSR Act filing fee or other fees paid in connection with any notices or filings made pursuant to other Antitrust Laws) incurred by Purchaser and/or its Affiliates in connection with its due diligence investigation of the Business and the negotiation and execution of this Agreement and furtherance of the transactions contemplated hereby, up to a maximum amount of costs and expenses equal to 0.5% of the Aggregate Consideration (the “Expense Reimbursement”). The Expense Reimbursement shall constitute superpriority administrative expenses of Sellers under Section 364 of the Bankruptcy Code, senior to all other administrative claims against Sellers, including those of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code (other than those granted to Sellers’ pre-petition or post-petition lenders by Orders of the Bankruptcy Court). Payment of the Expense Reimbursement shall be made by Sellers no later than the close of business on the next Business Day following the date of such termination.

(c) In the event that:

(i) (A) this Agreement is terminated pursuant to Section 4.4(h), or 4.4(i)(iii)(a) and (B) within 12 months following the date of such termination, one or more Sellers or their respective Subsidiaries sells, transfers, leases or otherwise disposes, directly or indirectly, including through an asset sale, stock sale, merger, reorganization or other similar transaction (by any Seller or any of their Subsidiaries or otherwise), all or a any portion of the Equity Securities of any Seller or any of their Subsidiaries engaged in the Business or all or a any portion of the Purchased Assets or the assets of the Foreign Subsidiaries (or agrees to do any of the foregoing) in a transaction or series of transactions to or with any party or parties other than Purchaser or any of its Affiliates (an “Alternative Transaction”),

then, Sellers shall pay to Purchaser an amount equal to 3.0% of the Aggregate Consideration (the “Breakup Fee” and, together with the Expense Reimbursement, the “Termination Fee”).

(d) Payment of the Breakup Fee shall be made by Sellers prior to or contemporaneously with the consummation of an Alternative Transaction. The Termination Fee shall constitute a superpriority administrative expense obligation of Sellers under Section 364 of the Bankruptcy Code, senior to all other administrative claims against Sellers, including those of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code (other than those granted to Sellers’ pre-petition or post-petition lenders by Orders of the Bankruptcy Court). Any Termination Fee paid or payable as aforesaid is in the nature of liquidated damages and is lieu of any other payments or damages hereunder, other than the Expense Reimbursement.

(e) This Section 4.6 shall survive any termination of this Agreement and nothing in this Section 4.6 shall relieve Purchaser or Sellers of such obligations.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the exceptions set forth in the applicable sections of Sellers Disclosure Schedule, Sellers hereby jointly represent and warrant to Purchaser that:

5.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and each of the other Sellers is duly organized, validly existing and in good standing under the laws of its respective state of formation as identified on Schedule 5.1 of Sellers Disclosure Schedule, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Schedule 5.1 of Sellers Disclosure Schedule identifies the only jurisdictions in which the ownership, use or leasing of such Seller’s assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, other than those jurisdictions the failure to be so qualified, licensed or admitted has not resulted in, and would not result in a Material Adverse Effect on such Seller.

5.2 Foreign Subsidiaries. Schedule 5.2 of Sellers Disclosure Schedule sets forth for each Foreign Subsidiary (i) its name and jurisdiction of incorporation, (ii) the number of authorized shares or other equity interests for each class of its capital stock or other equity interests, (iii) the number of issued and outstanding shares or other equity interests of each class of its capital stock or other equity interests, the names of the holders thereof and the number of shares or other equity interests held by each such holder and (iv) the number of shares of its capital stock or other equity interests held in treasury and similar information. Each Foreign Subsidiary is duly incorporated or formed, validly existing corporation or other business entity in good standing under the laws of the jurisdiction of its incorporation or formation with the requisite power and authority, and all necessary qualifications, licenses and registrations to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted, and Schedule 5.2 sets forth the only jurisdictions in which such qualifications, licenses or registrations are required. Except for qualifying director’s shares set forth in Schedule 5.2 of Sellers Disclosure Schedule, all of the outstanding shares of capital stock, shares or other equity ownership interests of a Foreign Subsidiary are beneficially and legally owned by a Seller, free and clear of any Liens, and said shares have been duly and validly issued and are outstanding, fully paid and nonassessable. Upon consummation of the transactions contemplated by this Agreement, Purchaser or its designated Affiliates will own all of the issued and outstanding shares of capital stock or other equity interests of the Foreign Subsidiaries, free and clear of all Liens. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings with respect to the voting or transfer of any of the Foreign Shares. There are (i) no outstanding warrants, options, preemptive rights or other rights to purchase or acquire any of the shares of capital stock, shares or other ownership interests of any Foreign Subsidiary, or any outstanding securities convertible into such shares or ownership interests, outstanding warrants, options or other rights to acquire any such convertible securities, (ii) no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Foreign Subsidiaries on any matter, (iii) obligations of the Foreign Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of Foreign Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities and (iv) no restrictions on the transfer of any Foreign Subsidiary’s capital stock, shares or other ownership interests, other than the requirement for consent or approval of its directors or shareholders under its articles of incorporation or under applicable federal, state or foreign securities laws. There are no Contracts that require any of the Foreign Subsidiaries to provide funds to, or make any investments (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 5.2 of Sellers Disclosure Schedule, none of the Foreign Subsidiaries, directly or indirectly, owns or holds the right to acquire any outstanding capital stock of, or other equity or voting interests in, any Person. Except as required by applicable Law, there are no restrictions of any kind which prevent the payment of dividends by any Foreign Subsidiary. Parent has made available to Purchaser prior to the execution of this Agreement complete and correct copies of the organizational documents of the Foreign Subsidiaries, in each case as amended to the date hereof.

5.3 Authorization of Agreement. Except for such authorization as is required by the Bankruptcy Court (as hereinafter provided for), each Seller has all requisite power and authority to execute and deliver this Agreement and each Seller has all requisite power and authority to execute and deliver each of the Ancillary Agreements and such other agreements, documents, instruments or certificates contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly executed and delivered by each Seller which is a party thereto and (assuming the due authorization, execution and delivery by Purchaser, the entry of the Sale Order, and, with respect to Sellers’ obligations under Section 7.1 the entry of the Bidding Procedures Order) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms.

5.4 Conflicts; Consents of Third Parties. (a) Except as set forth on Schedule 5.4(a) of the Sellers Disclosure Schedule, none of the execution and delivery by Sellers of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Sellers with any of the provisions hereof or thereof will conflict with, or result in any breach, violation of or default (with or without notice or lapse of time, or both) under, create any Lien or Liability under, or give rise to a right of termination, modification, prepayment, suspension, limitation, revocation, acceleration or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of any Seller or any of its Subsidiaries; (ii) subject to entry of the Sale Order and subject to standard provisions that prohibit the assignment by a Seller of its rights under a Contract without the consent of the other party thereto, but only to the extent such provision would be given effect under the Bankruptcy Code, any Contract or Permit to which any Seller or any Subsidiary of a Seller is a party or by which any of the properties or assets of any Seller or any Subsidiary of a Seller are bound; or (iii) subject to entry of the Sale Order, any applicable Law or Order.

(b) Except as set forth on Schedule 5.4(b) of Sellers Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of any Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by any Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by any Seller of any other action contemplated hereby, except for (i) compliance with the applicable requirements of the HSR Act and any other Antitrust Law, (ii) the entry of the Sale Order and (iii) the entry of the Bidding Procedures Order with respect to Sellers’ obligations under Section 7.1.

5.5 Indebtedness; Surety Bonds.

(a) A true and complete schedule, as of the date hereof, of the Indebtedness of the Foreign Subsidiaries is set forth on Schedule 5.5(a) of Sellers Disclosure Schedule. None of Foreign Subsidiaries has any Liabilities, except (i) as disclosed on Schedule 5.5(a) of Sellers Disclosure Schedule, (ii) as reflected and reserved against on the Most Recent Balance Sheet, (iii) as incurred subsequent to the Balance Sheet Date and prior to the date hereof in the Course of Business (x) in an amount not to exceed $100,000 or (y) pursuant to Sellers and their Subsidiaries existing senior secured revolving line of credit and (iv) as incurred on or after the date hereof in accordance with Section 8.2.

(b) Schedule 5.5(b) of Sellers Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all franchise, construction, fidelity, performance, surety and other bonds, third-party guarantees, letters of credit and other credit-support instruments or arrangements used in the operation of the Business (the “Credit Support Instruments”).

5.6 Title to Purchased Assets; Assets of Foreign Subsidiaries. (a) Sellers have outright, good, valid and marketable title to, or a valid license to or leasehold interest in, each of the Purchased Assets and (ii) each of the Foreign Subsidiaries has outright, good, valid and marketable title to, or a valid license to or leasehold interest in, all of their respective assets.

(b) Subject to the entry of the Sale Order, on the Closing Date, Purchaser will acquire all of Sellers’ right, title and interest in the Purchased Assets, and each of the Foreign Subsidiaries will own all of its respective assets, free and clear of all Liens, other than Permitted Exceptions and Liens created by Purchaser, to the fullest extent permissible under Section 363(f) of the Bankruptcy Code and other applicable Law.

(c) The machinery, equipment, personal property and other tangible assets of the Business (including building structures) have been maintained in accordance with normal industry practice, and are in reasonable operating condition and repair for the purposes for which they are used (in each case subject to normal wear and tear).

(d) The Purchased Assets, and the assets and property of the Foreign Subsidiaries, constitute all assets, properties and rights necessary to conduct the Business as currently conducted and, immediately after the Closing, necessary for Purchaser to continue to operate and conduct the Business as currently conducted.

(e) Except as set forth in Schedule 5.6(e) of Sellers Disclosure Schedule, all assets of the Business and their uses conform in all material respects with all applicable electrical, building, zoning, occupational safety and health, and other requirements of any Governmental Body. Neither Sellers nor any of their Subsidiaries has received notice from any Governmental Body of any existing violation of any such matters relating to such assets or their use that has not been resolved to the satisfaction of such Governmental Body or is being contested in good faith by appropriate proceedings described in Schedule 5.6(e) of Sellers Disclosure Schedule.

5.7 Real Property. (a) Except as otherwise described on Schedule 5.7(a) of Sellers Disclosure Schedule, with respect to the Owned Real Property and real property owned by any of the Foreign Subsidiaries (collectively, the “Relevant Owned Real Property”):

(i) the Seller or the Foreign Subsidiary specified as the owner of such Relevant Owned Real Property, as set forth in Schedule 5.7(a) of Sellers Disclosure Schedule, owns good, marketable and insurable title to such Relevant Owned Real Property, free and clear of any Lien, except for Permitted Exceptions;

(ii) there are no pending or, to the Knowledge of Sellers, threatened condemnation, taking, or eminent domain proceedings, lawsuits or administrative actions relating to the Relevant Owned Real Property or other matters adversely affecting the current use, occupancy or value of the Relevant Owned Real Property;

(iii) no Person (other than the Companies or the Foreign Subsidiaries) is in possession of any of the Relevant Owned Real Property and no Seller or any Subsidiary of a Seller has leased or licensed to any other Person, or otherwise granted to any Person the right to use or occupy, any Relevant Owned Real Property or any portion thereof or interest therein and there is no material default under any such leases, licenses, shared use agreements or other occupancy agreements and there are no outstanding options, rights of first offer or rights of first refusal to purchase or other preferential rights to purchase, lease or otherwise use or occupy any Real Property or any portion thereof or interest therein;

(iv) other than the rights of Purchaser pursuant to this Agreement, there are no unrecorded or outstanding options, rights of first offer or rights to purchase, lease or use, or right of first refusal or first offer to purchase, such lease or otherwise occupy or use any Relevant Owned Real Property or any portion thereof or interest therein, or contract relating to the right to receive any portion of the income or profits from the sale, operation or development thereof; and

(v) there is no Contract, Permit or other document or instrument affecting any Relevant Owned Real Property which requires the consent or approval of any person or entity for the transactions contemplated hereby.

(b) Sellers and the Foreign Subsidiaries do not own, lease or sublease any real property used in the operation of the Business as currently conducted, except as set forth on Schedule 2.1(d);

(c) Schedule 5.7(c) of Sellers Disclosure Schedule sets forth a true and complete list of all real property lease and sublease Contracts related to the use or occupancy of real property entered into by any Seller or any of its Subsidiaries (indicating which such Person is party thereto and identifies the name of the lessor, lessee and any subtenants and the date and term of the lease or sublease, and each amendment, extension, renewal, assignment and guaranty relating to each lease) and the locations of such real properties are described thereon, together with all modifications thereof (collectively, the “Real Property Leases”). Sellers have delivered to Purchaser a correct, true and complete copy of each Real Property Lease, as modified, amended or assigned to date. Except to the extent that such modifications, amendments or assignments are listed on Sellers Disclosure Schedule, none of the Real Property Leases have been modified, amended or assigned in any material respect. With respect to each of the Real Property Leases: (A) each such Contract is in full force and effect and valid and enforceable in accordance with its terms, and the Seller indicated opposite such Lease on Sellers Disclosure Schedule holds a valid, marketable and existing leasehold interest under such Lease, subject only to Permitted Exceptions for the term set forth on the thereon and (B) other than defaults solely arising from the filing of the Bankruptcy Case, the Seller party thereto is not in breach or default (including unmatured defaults) under such Contract, and, to the Knowledge of Sellers, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default thereunder. None of the Real Property Leases has been assigned, no portion of such real property has been subleased, and Parent or one of its Subsidiaries is currently in occupancy of all such real property. Subject to the entry of the Sale Order, all Real Property Leases constituting Purchased Assets may be assumed by the applicable Seller and assigned to Purchaser. The Relevant Owned Real Property and the Leased Real Property are sometimes hereinafter referred to collectively as the “Real Property.”

(d) There is no pending or, to the Knowledge of Sellers, threatened, any (i) zoning application or proceeding, or (ii) other claim, action or proceeding including, without limitation, condemnation or eminent domain proceedings of any kind whatsoever or other matter relating to any Real Property or portion of either thereof or interest therein that would adversely affect the ownership, use or occupancy or value thereof or result in the taking of the whole or any part of the Real Property for public or quasi-public use pending.

(e) Each Real Property and the improvements located thereon (i) has adequate rights of access to dedicated public ways and adequate utility service, (ii) is in good order and repair, (iii) has received all Permits required in connection with the ownership or operation of such Real Property, is currently operating in conformity with all applicable Permits and Law and all such Permits remain valid and in full force and effect, and (iv) is otherwise adequate for the conduct of the Business as currently carried out thereon.

(f) Set forth on Schedule 5.7(f) of Sellers Disclosure Schedule hereto is an accurate and complete list of each certificate of occupancy for the improvements located on each Real Property. True, complete and correct copies of each such certificate of occupancy and all amendments thereto have been delivered to Purchaser. All notes or notices of violation of any laws against or affecting any such Real Property have been or are being complied with. There are no outstanding correcting work orders from any Governmental Body or any insurance company, with respect to any Real Property.

(g) Schedule 5.7(g) of Sellers Disclosure Schedule lists any non-disturbance or similar arrangement between any Seller or any Foreign Subsidiary and the holder of any mortgage or similar indenture on any real property that is leased to any Seller or any Foreign Subsidiary pursuant to a Real Property Lease.

(h) Sellers are not now and have never been a “United States Real Property Holding Corporation” as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the regulations thereunder.

(i) None of Sellers nor any of their Subsidiaries holds any option or are subject to any contractual obligations to purchase or acquire an interest in real property.

5.8 Intellectual Property. (a) Schedule 5.8(a) of Sellers Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all (a) Owned Intellectual Property that is Registered or material (including the identity of the current owner of record thereof) and (b) Intellectual Property Contracts.

(b) All Owned Intellectual Property (and to the Knowledge of Sellers, all Licensed Intellectual Property) is valid, subsisting and enforceable. No Owned Intellectual Property (and to the Knowledge of Sellers, no Licensed Intellectual Property) has been abandoned, cancelled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting Sellers’ or any of their respective Subsidiaries’ rights thereto. The Business Intellectual Property has been used by Sellers and their respective Subsidiaries (and to the Knowledge of Sellers, by the licensees of Sellers and their respective Subsidiaries) with all patent, trademark, copyright, confidential, proprietary, and other Intellectual Property notices and legends prescribed by law or otherwise permitted.

(c) Except as set forth in Schedule 5.8(c) of Sellers Disclosure Schedule, (A) no suit, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation, Internet domain name dispute resolution or other proceeding (collectively, “Suit”) has been decided or is pending concerning any claim or position that Sellers or their respective Subsidiaries have violated any Intellectual Property rights, (B) no claim has been threatened or asserted in writing against Sellers or their respective Subsidiaries or any of their indemnitees for violation of any Intellectual Property rights and (C) to the Knowledge of Sellers, the operation of the Business as presently conducted and as presently contemplated to be conducted does not violate and has not violated any Intellectual Property rights.

(d) Except as set forth in Schedule 5.8(d) of Sellers Disclosure Schedule, (i) no Suit has been decided or is pending concerning any Intellectual Property Contract, including any Suit concerning a claim or position that Sellers or the Subsidiaries or another Person has breached any Intellectual Property Contract or that any Intellectual Property Contract is invalid or unenforceable, (ii) no such claim has been threatened or asserted in writing. The Sellers and their respective Subsidiaries are in compliance with, and have conducted the Business so as to comply with, all terms of all Intellectual Property Contracts other than with respect to the filing of the Bankruptcy Case, (iv) except for defaults arising from the filing of the Bankruptcy Case, there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by Sellers or their respective Subsidiaries or another Person under any Intellectual Property Contract, (v) each Person who is a party to any Intellectual Property Contract had and has all rights, power and authority necessary to enter into, be bound by and fully perform such Intellectual Property Contract and (vi) no party to any Intellectual Property Contract has given Sellers or Subsidiaries notice of its intention to cancel, terminate or fail to renew any Intellectual Property Contract and to the Knowledge of Sellers, no party to any Intellectual Property Contract has any current intention to cancel, terminate or fail to renew any Intellectual Property Contract.

(e) Except as set forth in Schedule 5.8(e) of Sellers Disclosure Schedule, (A) no Suit has been decided or is pending concerning the Owned Intellectual Property, including any Suit concerning a claim or position that the Owned Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by Sellers or their respective Subsidiaries, (B) no such claim has been threatened or asserted in writing and (C) to Knowledge of Sellers, no valid basis for any such Suits or claims exists.

(f) No Suit involving Sellers or their respective Subsidiaries has been decided or is pending concerning the Licensed Intellectual Property, including any such Suit concerning a claim or position that the Licensed Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the licensor of such Intellectual Property. No Suit has been decided or is pending concerning the right of Sellers or the Subsidiaries to use the Licensed Intellectual Property, including any Suit concerning a claim or position that such right has been violated or is invalid or unenforceable. To Knowledge of Sellers, no such claims have been threatened or asserted and no valid basis for any such Suits or claims exists.

(g) To Knowledge of Sellers, no Person is violating any Business Intellectual Property.

(h) The Sellers and their respective Subsidiaries own or otherwise hold valid rights to use all Intellectual Property used or contemplated to be used in the operation of the Businesses as currently conducted and as currently contemplated to be conducted. Except as set forth on Schedule 5.8(h) of the Sellers Disclosure Schedule and subject to standard provisions that prohibit the assignment by a Seller of its rights under a Contract without the consent of the other party thereto, but only to the extent such provision would be given effect under the Bankruptcy Code which are set forth on Schedule 5.8(h) of the Sellers Disclosure Schedule (a) all such rights are free of all Liens and are fully assignable by Sellers and their respective Subsidiaries to any Person, without payment, consent of any Person or other condition or restriction; and (b) the completion of the transactions contemplated by this Agreement will not alter or impair the ownership or right of Sellers or their respective Subsidiaries to use (including but not limited to altering the effective rate of any royalties or other payments or triggering any transfer payments under or constituting a breach of any Intellectual Property Contract), or require any consent with respect to, any of the Business Intellectual Property or any component thereof. The Business Intellectual Property constitutes all Intellectual Property necessary to operate the Business as currently conducted and as currently contemplated to be conducted.

(i) The Sellers and their respective Subsidiaries have timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all Registered Owned Intellectual Property. Except as indicated on Schedule 5.8(i) of Sellers Disclosure Schedule, no due dates for filings or payments concerning the Owned Intellectual Property (including without limitation office action responses, affidavits of use, affidavits of continuing use, renewals, requests for extension of time, maintenance fees, application fees and foreign convention priority filings) fall due within ninety (90) days of the date hereof, whether or not such due dates are extendable. All documentation necessary to confirm and effect Sellers’ and their respective Subsidiaries’ ownership of the Owned Intellectual Property, if acquired from other Persons, has been recorded in the United States Patent and Trademark Office, the United States Copyright Office and other official offices. Parent or Gregg Manufacturing, Inc. (as the case may be) is the current owner of record of all Registered Owned Intellectual Property that is material to the Business.

(j) The Sellers and their respective Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in the Business (collectively, “Business Trade Secrets”) (including without limitation entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to the Business Trade Secrets). None of the Business Trade Secrets has been authorized to be disclosed to any Person other than to employees or agents of Sellers or their respective Subsidiaries for use in connection with the Business or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of Sellers and their respective Subsidiaries in and to such matters. To the Knowledge of Sellers, no unauthorized disclosure of any Business Trade Secrets has been made.

(k) To the Knowledge of Sellers, no current or former employee of Sellers or any of their respective Subsidiaries is or was a party to any confidentiality agreement and/or agreement not to compete that restricts or forbids, or restricted or forbade at any time during such employee’s employment by Sellers or a Subsidiary of Sellers such employee’s performance of Sellers’ or any of their respective Subsidiaries’ business, or any other activity that such employee was hired to perform or otherwise performed on behalf of or in connection with such employee’s employment by Sellers or a Subsidiary of Sellers.

(l) The Sellers and their respective Subsidiaries have a policy of requiring all employees, agents, consultants or contractors who have contributed to or participated in the creation, development, improvement or modification of Intellectual Property for Sellers or their respective Subsidiaries to assign all of their rights therein to Sellers or a Subsidiary of Sellers. The Sellers and their respective Subsidiaries comply with such policy. To the Knowledge of Sellers, no Person (other than Sellers or a Subsidiary of Sellers) has any reasonable basis for claiming any right, title or interest in and to any such Intellectual Property.

(m) Except as set forth on Schedule 5.8(m) of Sellers Disclosure Schedule, the IT Systems of Sellers and their respective subsidiaries are adequate in all material respects for their intended use and for the operation of the Business as currently operated and as currently contemplated to be operated by Sellers and their respective Subsidiaries, and are in good working condition (normal wear and tear excepted). Except as set forth on Schedule 5.8(m) of Sellers Disclosure Schedule, there has not been any malfunction with respect to any of the IT Systems of Sellers and their respective subsidiaries since January 1, 2003 that has not been remedied or replaced in all material respects.

(n) The use of the Data by Sellers or their respective Subsidiaries does not materially infringe or violate the rights of any Person or otherwise materially violate any Law or regulation, (ii) Sellers and their respective Subsidiaries have taken reasonable and customary measures consistent with generally accepted industry practices to protect the privacy of the Data of their respective customers, and (iii) to Knowledge of Seller, since January 1, 2003 there have been no material security breaches with respect to the privacy of such Data.

5.9 Material Contracts.

(a) Schedule 5.9(a) of Sellers Disclosure Schedule sets forth a true and correct list (by reference to applicable subsection) of the following Contracts in effect as of the date of this Agreement in which either Parent or any of its Subsidiaries is a party to or bound by (each, a “Material Contract”):

(i) any Contract relating to Indebtedness with third parties where the amount as to which Parent or any of its Subsidiaries is, or may become, obligated is in excess of $100,000;

(ii) any joint venture, partnership, limited liability company, strategic alliance or other similar Contract involving a sharing of profits or losses, costs or liabilities by Parent or any of its Subsidiaries with any other Person;

(iii) any Contract relating to the acquisition or disposition of any business or real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) any Contract entered into with (1) any person directly or indirectly owning, controlling or holding with power to vote, 1% or more of the outstanding voting securities of Parent or any of its Subsidiaries, (2) any person 1% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by Parent or any of its Subsidiaries or (3) any current or former director or officer of Parent or any of its Subsidiaries or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer;

(v) any Contract that limits or restricts either the type of business in which Parent or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business (including any covenant not to compete or, except for confidentiality agreements entered into by Parent or any of its Subsidiaries, not to solicit employees) or which contains any standstill or similar provision or could require the disposition of any assets or line of business of Parent or its Subsidiaries;

(vi) any Contract containing a right of first refusal, first offer or first negotiation in respect of assets, businesses or shares of capital stock of Parent or any of its Subsidiaries;

(vii) any Benefit Plan or any Labor Agreement;

(viii) any Contract (other than Benefit Plans) with any current or former employee, director, officer or consultant of Parent or any of its Subsidiaries under which Parent or its Subsidiaries may have ongoing or future payment obligations for services rendered or to be rendered;

(ix) any Contract, arrangement or other understanding the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any transactions contemplated by this Agreement;

(x) any (1) Real Property Leases and (2) Contracts providing for the sale or exchange of, or option to sell or exchange, any Real Property, or for the purchase or exchange of, or option to purchase or exchange, any Real Property;

(xi) any Contracts under which Parent or any of its Subsidiaries is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000;

(xii) any distribution, joint marketing, supply or development Contract;

(xiii) any Intellectual Property Contract;

(xiv) any Contract that cannot be cancelled upon fewer than 60 days’ notice without penalty, premium or other liability or that provides for continuing indemnification obligations of Parent or any of its Subsidiaries, in each case in excess of $100,000 in any fiscal year;

(xv) any Contract with any Governmental Body;

(xvi) any Contract pursuant to which Parent or any of its Subsidiaries has granted to a Person any marketing, sales representative relationship, franchising consignment or distribution right;

(xvii) any Contract (including keepwell agreements among any Subsidiaries of Parent) under which (1) any person has directly or indirectly guaranteed any liabilities or obligations of Parent or any of its Subsidiaries or (2) Parent or any of its Subsidiaries has directly or indirectly guaranteed liabilities or obligations of any other person;

(xviii) any Contract with “most-favored nations” pricing or other terms;

(xix) any Contract for the (1) purchase or improvement of any fixed or capital assets for more than $100,000 or (2) sale of any fixed or capital assets for more than $100,000 as to any individual or series of related items;

(xx) any fidelity or surety bond or completion bond;

(xxi) any Contract (1) the termination or breach of which or the failure to obtain consent in respect of which is reasonably likely to be material to Parent or any of its Subsidiaries, or (2) pursuant to which Parent or any of its Subsidiaries is required to pay or is scheduled to receive (assuming full performance pursuant to the terms thereof) $100,000 or more during any 12-month period following the date of this Agreement;

(xxii) any Contract for which any Seller or any Foreign Subsidiary is currently obligated or obligated in the future for the purchase of goods, services, equipment or machinery in excess of $100,000 or any “take-or-pay” agreement;

(xxiii) any Contract relating to capital expenditures of Parent and/or its Subsidiaries in excess of $50,000 in any fiscal year, or $100,000 in the aggregate;

(xxiv) any Contract containing “change of control” provisions triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby;

(xxv) any Hedging Agreements; or

(xxvi) any other Contract that Parent or any of its Subsidiaries has filed or would be required to describe in any Exchange Act Report, or to file as an exhibit thereto under Items 401 or 601(b)(10) of Regulation S-K under the Exchange Act.

(b) Purchaser has been supplied with a true and correct copy of all Material Contracts together with all amendments, waivers or other changes thereto. Except as disclosed in Schedule 5.9(b) of Sellers Disclosure Schedule and other than defaults solely arising from the filing of the Bankruptcy Case, each Material Contract is and each Contract entered into after the date hereof but prior to the Closing Date that would have, if it had been entered into prior to the date hereof, been a Material Contract (each such Contract, a “Subsequent Material Contract”) will be, when executed, in full force and effect and is or, in the case of a Subsequent Material Contract, will be, a legal, valid and binding obligation of Parent or a Subsidiary, as applicable, and, to the Knowledge of Sellers, the other party thereto, and, there is or, in the case of a Subsequent Material Contract, will be, no material default or breach (nor does there exist, nor, in the case of a Subsequent Material Contract, will there exist any condition which upon the passage of time or the giving of notice or both would cause a material default or breach) by Parent or any of its Subsidiaries, as applicable, or to the Knowledge of Sellers, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof. Except as disclosed in Schedule 5.9(b) of Sellers Disclosure Schedule, no party with whom Parent or any of its Subsidiaries has entered into any Material Contract has given notice of its intention to terminate, or has sought to repudiate or disclaim or modify any material term of such Material Contract. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Business under current or completed Material Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(c) Subject to the entry of the Sale Order and except as set forth on Schedule 5.9(c) of the Sellers Disclosure Schedule and subject to standard provisions that prohibit the assignment by a Seller of its rights under a Contract without the consent of the other party thereto, but only to the extent such provision would be given effect under the Bankruptcy Code which are set forth on Schedule 5.9(c) of the Sellers Disclosure Schedule, all Assumed Contracts to be transferred pursuant to this Agreement are assumable by a Seller or a Subsidiary of a Seller, as the case may be, and assignable to Purchaser and, as to the Foreign Subsidiaries, do not require consent upon a “change of control” or “change of ownership” or similar provision set forth in any such Assumed Contracts.

5.10 Absence of Changes. Except for transactions expressly contemplated or permitted by this Agreement or as set forth in Section 5.10 of Sellers Disclosure Schedule, since December 31, 2005 (i) Parent and its Subsidiaries have conducted the Business in the Ordinary Course of Business, (ii) there has not been a Material Adverse Effect on Parent, the other Sellers or the Business and (iii) there has not occurred any sale, transfer, distribution, lease, abandonment or other disposed of, or mortgaging, pledge or imposition of any Lien on, any Real Property, or of any other properties or other assets of Parent and its Subsidiaries. Except as set forth in Section 5.10 of Sellers Disclosure Schedule, neither Parent nor any Subsidiary has taken any action, or failed to take any action, which if such action or failure occurred during the period from the date of this Agreement to the Closing Date would have required the consent of Purchaser under Section 8.2 had such action or failure occurred after the date hereof and prior to the termination of this Agreement, and neither Parent nor any Subsidiary has authorized, or committed or agreed, to take any of such actions.

5.11 Suppliers and Customers.

(a) Section 5.11(a) of Sellers Disclosure Schedule sets forth a true and correct list of the names of the ten largest suppliers of each division of Parent and its Subsidiaries measured by dollar value for the twelve months ended November 30, 2006 (each, a “Material Supplier”). Except as set forth on Section 5.11(a) of Sellers Disclosure Schedule, no Material Supplier has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with Parent or its Subsidiaries during the twelve months immediately preceding the date hereof or has, during the last twelve months, materially decreased, or threatened to materially decrease or materially limit, its services, supplies or materials to Parent or its Subsidiaries.

(b) Section 5.11(b) of Sellers Disclosure Schedule sets forth the names of the twenty largest customers of each division of Parent and its Subsidiaries measured by dollar value for each of the calendar years 2004-2005 (each, a “Material Customer”). Except as set forth on Section 5.11(b) of Sellers Disclosure Schedule, no Material Customer has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with Parent or the Subsidiaries during the twelve months immediately preceding the date hereof or has, during the last twelve months, materially decreased, or threatened to materially decrease or materially limit, its use of services or products of Parent or the Subsidiaries.

5.12 Employee Benefits.

(a) Schedule 5.12(a) of Sellers Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, that any Seller or any Subsidiary of a Seller maintains, is a party to, participates in or has any Liability with respect to any of its current or former employees, consultants or directors, who provide or have provided services for the Business (collectively, the “Benefit Plans”). Sellers have made available to Purchaser true and complete copies of each Benefit Plan or written summaries of any unwritten material Benefit Plan and, to the extent applicable, (i) the current summary plan description, (ii) the most recent determination letter or opinion letter received from the Internal Revenue Service, (iii) the most recent annual financial statements. (iv) the most recent annual reports on IRS Form 5500 (including all schedules thereto). (v) the most recent actuarial report, and (vi) any trust agreement or other funding instrument.

(b) Each Benefit Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all Laws applicable to such Benefit Plan, including the Code. Each Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(c) Except as set forth on Schedule 5.12(c) of Sellers Disclosure Schedule, none of Sellers nor any of their Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health or welfare benefits for their current, former or retired employees, who provide or have provided services for the Business, except as required to avoid an excise tax under Section 4980B of the Code.

(d) The consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not result in any payment becoming due to any employee of any Seller or any Subsidiary of a Seller, increase any benefits or result in the acceleration or creation of any rights of any person to benefits under any Benefit Plan (including but not limited to, the acceleration of the vesting or exercisability of any stock options or the acceleration of the accrual or vesting of any benefits). No payment or benefit to be provided to any Employee in connection with the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event will result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(e) No Benefit Plan is subject to Title IV of ERISA or is a defined benefit pension plan maintained for the non-US employees of the Company or any or its Subsidiaries, and neither the Company, its Subsidiaries nor any ERISA Affiliate has any liability or obligation in respect of any such plans.

(f) None of Sellers or any of their respective Subsidiaries nor any ERISA Affiliate has or had any liability or obligation in respect of a Multiemployer Plan.

5.13 Foreign Employee Benefits.

(a) All Foreign Benefit Plans which are intended to qualify for Tax-favored status, have been approved for such status by the appropriate Governmental Entity.

(b) Except with respect to the pension or retirement plans set forth on Schedule 5.13(b) of Sellers Disclosure Schedule (the “Disclosed Schemes”) and the State pension scheme, the Foreign Subsidiaries are not under any obligation to provide any pension or lump sum benefit upon retirement or death (or in anticipation of retirement), or, in connection with past service, after retirement or on death to or in respect of any current or former employees of the Foreign Subsidiaries. The Foreign Subsidiaries have, in all material respects, complied with all of their obligations and applicable primary and secondary legislation (including European Community Law) in relation to the Disclosed Schemes. The Disclosed Schemes were, as of April 5, 2005, exempt approved schemes pursuant to the Income and Corporation Taxes Act 1988 and, on April 6, 2006, became “registered schemes” pursuant to Schedule 36 Part I of the Finance Act 2004. To the knowledge of the Sellers and their respective Subsidiaries, the Disclosed Schemes remain as “registered schemes” pursuant to Schedule 36 Part I of the Finance Act 2004 and no reason exists for the withdrawal of such registered status. Since April 27, 2004, no act or omission has taken place and no circumstances exist which would expose the Foreign Subsidiaries to any liabilities arising under Sections 38 to 42 (inclusive) of the Pensions Act 2004. No member of the Disclosed Schemes is in contracted-out employment as defined in the Pensions Schemes Act 1993 by reference to the Disclosed Schemes.

5.14 Labor Relations.

(a) Each Labor Agreement set forth on Schedule 5.9 to Sellers Disclosure Schedule has been administered by Sellers and their respective Subsidiaries in accordance with its terms and all applicable Laws. To the Knowledge of Sellers, no employee organizing efforts are pending with respect to non-unionized Employees. Within the last three years, there has been no strike, work slowdown or other material labor dispute with respect to Employees, nor, to the Knowledge of Sellers, is any strike, work slowdown or other material labor dispute pending.

(b) Except as disclosed on Schedule 5.14(b) to Sellers Disclosure Schedule, there are no grievances, arbitrations, or unfair labor practice, employment discrimination, immigration, equal pay, employee safety and health, or sexual harassment charges, complaints or claims (or other charges, complaints or claims related to employment practices) against the Companies or any of their Subsidiaries pending, or to their knowledge, threatened, in each case, with respect to any of their current or former employees, consultants or directors, who provide or have provided services for the Business. None of Sellers nor any Subsidiary of a Seller is delinquent in payments to any of its or their current or former employees for any wages, salaries, commissions, bonuses, other direct or indirect compensation or severance or termination payments for any services performed by them, or for amounts required to be reimbursed to their current or former employees.

(c) Section 5.14(c) of Sellers Disclosure Schedule sets forth a true and complete list of each Employee (including each full-time Employee of a Foreign Subsidiary whether or not they are on a leave of absence without a definite date of return or long-term disability) as of the date hereof, together with each employee’s name, title, part-time or full-time status, current employer, current annual rate of base salary or wages, current target bonus, total compensation in each of the last two calendar years, period of employment service with respect to any Seller or Subsidiary of a Seller and date of birth.

(d) No event that would reasonably be expected to give rise to the requirement under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq., has occurred during the 90-day period ending on the date hereof.

5.15 Litigation. Except for the Bankruptcy Case or as set forth on Schedule 5.15 of Sellers Disclosure Schedule, there is no Legal Proceeding seeking damages in excess of $50,000 or which is otherwise material, pending or, to the Knowledge of Sellers, threatened against or affecting Parent or any of its Subsidiaries or any of their respective assets, nor is there any Order of any Governmental Body outstanding against, or, to the Knowledge of Sellers, any investigation by any Governmental Body involving, Parent, any of its Subsidiaries, the Business, any of the Purchased Assets or Assumed Liabilities or otherwise, including as to any Foreign Subsidiary.

5.16 Compliance with Laws. (a) Except as otherwise provided in Schedule 5.16(a) of Sellers Disclosure Schedule, each of Parent and its Subsidiaries is in material compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, Permits, notes and notices of any Governmental Body (other than Environmental Laws) (collectively, “Legal Provisions”) applicable to the Business or Real Property. Except as disclosed in Schedule 5.16(a) of Sellers Disclosure Schedule, since January 1, 2001, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Body regarding any actual or possible material violation of, or material failure to comply with, any Legal Provisions. Except as disclosed in Schedule 5.16(a) of Sellers Disclosure Schedule, each of Parent and its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on the Business as now conducted including the current use, occupancy and operation by Parent and its Subsidiaries of the Real Property. Except as disclosed in Schedule 5.16(a) of Sellers Disclosure Schedule all Permits are in full force and effect, no proceeding is pending or threatened to revoke any Permit, no Permit shall be affected in any respect by the transactions contemplated hereby and there has occurred no default under, or violation of, any such Permit. Consummation of the transactions contemplated hereunder, in and of itself, would not cause the revocation or cancellation of any such Permit.

(b) Except as disclosed in Schedule 5.16(b) of Sellers Disclosure Schedule, since December 31, 2003, Parent, its Subsidiaries and the principal executive officer and the principal financial officer of Parent have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”), (ii) the applicable provisions of the Exchange Act, and (iii) through June 9, 2006, the applicable listing and corporate governance rules and regulations of The New York Stock Exchange. The principal executive officer and the principal financial officer of Parent have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each SEC Filing filed Parent. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has directly or indirectly extended or maintained credit, arranged for the extension of credit, renewed an extension of credit or materially modified an extension of credit in the form of personal loans to any executive officer or director (or equivalent thereof) of Parent or any of its Subsidiaries. Parent has delivered or made available to Purchaser copies of all certifications, sub-certifications, and minutes of meetings of the Board of Directors and committees thereof of Parent relating to the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and to the Knowledge of Sellers, no complaints or allegations have been made, which, if true, would conflict with or otherwise prevent such certifications from being made.

(c) Except as disclosed in Schedule 5.16(b) of Sellers Disclosure Schedule, Parent has delivered or made available to Purchaser copies of any written notifications it has received since December 31, 2003 of a (i) “reportable condition” or (ii) “material weakness” in the Parent’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date hereof. Parent has delivered or made available to Purchaser copies of all management letters and internal control letters delivered in connection with Section 404 of the Sarbanes-Oxley Act.

5.17 Financial Advisors. (a) Except as set forth on Schedule 5.17 of Sellers Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Seller or any Subsidiary of a Seller in connection with the transactions contemplated by this Agreement and (b) no Person acting on behalf of any Seller is entitled to any fee or commission or like payment from Purchaser or any Foreign Subsidiary in respect thereof.

5.18 Environmental Matters. Except as set forth in Schedule 5.18 of Sellers Disclosure Schedule:

(a) the operations of the Business are in compliance in all material respects with Environmental Laws;

(b) the Business has obtained and is in compliance in all material respects with all necessary Permits that are required under Environmental Laws to operate the facilities, assets and business of the Business;

(c) there have been no Releases at any of the properties owned or operated by the Business or a predecessor in interest, or to the Knowledge of Sellers, at any disposal or treatment facility which received Hazardous Materials generated by the Business or any predecessor in interest that have resulted in or are reasonably likely to result in material Environmental Liabilities;

(d) no Environmental Claims have been asserted or are pending against the Business or, to the Knowledge of Sellers, any predecessor in interest or, to the Knowledge of Sellers, threatened against the Business or any predecessor in interest that have resulted in, or are reasonably likely to result in, material Environmental Liabilities;

(e) to the Knowledge of Sellers, no Environmental Claims have been asserted or are pending or threatened against any facilities that may have received Hazardous Materials generated by the Business or any predecessor in interest that have resulted in, or are reasonably likely to result in, material Environmental Liabilities; and

(f) Sellers have delivered to Purchaser true and complete copies of all environmental reports, studies, investigations or correspondence regarding any Environmental Liabilities of the Business or any environmental conditions at any of the Relevant Owned Real Property listed on Schedule 5.7(a) of Sellers Disclosure Schedule or Leased Real Property listed on Schedule 5.7(c) of Sellers Disclosure Schedule that are in possession of any Seller, any Affiliate of a Seller or any agents thereof.

5.19 Inventory; Accounts Receivable. Except as set forth in Schedule 5.19 of the Seller Disclosure Schedule and to the extent of inventory reserves reflected in the Financial Statements, the inventories of Parent and its Subsidiaries are usable and salable in the Ordinary Course of Business. The aggregate value at which the inventory, including the inventory reserves, is carried in the Financial Statements, and will be carried on the books of the Business as of the Closing Date, reflects and will reflect the normal and consistent inventory valuation method of Parent of valuing inventory at the lower of cost or market, all in accordance with GAAP and includes appropriate allowances for obsolescence. Parent and each of its Subsidiaries have operated in the Ordinary Course of Business and have not changed its business practices in such a manner as would reasonably be expected to result in an accounts receivable portfolio that, in amount or character, is materially different than that maintained by Parent and each of its Subsidiaries in the Ordinary Course of Business. Except as set forth in Schedule 5.19 of the Seller Disclosure Schedule relating to certain claimed offsets or credits by Federated Department Stores, all accounts, notes and other receivables have arisen in the Ordinary Course of Business, arise out of bona fide sales, represent valid obligations to Parent or any of its Subsidiaries and either have been collected or will be collected within 90 days from the date of the receivable or, in the case of “December dating” only, in a timely manner consistent with past practice, and not subject to any valid defense, offset or credit, subject to reserves established in accordance with the policies, practices, principles and methods used to establish such corresponding reserves in accordance with the Financial Statements.

5.20 Transactions with Related Parties. Between the date of Parent’s proxy statement for its 2006 annual meeting of shareholders filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K under the Exchange Act.

5.21 Insurance. Schedule 5.21 of Sellers Disclosure Schedule contains a true, complete and correct list of all currently in effect and most recently expired liability, property and casualty, employee liability, directors and officers liability, surety bonds, key man life insurance and other similar insurance contracts of Parent and its Subsidiaries that insure the business, properties, operations or affairs of Parent or its Subsidiaries or affect or relate to the ownership, use or operations of the Parent’s or its Subsidiaries’ assets or properties and the amount of coverage, insurance carrier, policy number and deductible or self-insured retention under each such insurance Contract. All premiums due on all such insurance Contracts of Parent and its Subsidiaries have been paid, Parent and its Subsidiaries have complied in all material respects with the terms and conditions of each such insurance Contract, no notice of termination or cancellation of any such insurance Contract has been received and all such insurance Contracts are in full force and effect. Purchaser has been provided with a complete and accurate copy of the signed application for new or renewal insurance currently pending or most recently bound, and no false or misleading affirmations were made in any such application. Purchaser has also been provided with complete and accurate copies of all reservation of rights letters, carrier coverage position letters, or denial of coverage letters relating to any currently pending claim. To the Knowledge of Sellers, no event has occurred that, with notice or the lapse of time or both, would constitute a breach or default under, or permit termination of, any insurance policy of Parent, and there has been no threatened termination or non-renewal of, or material premium increase with respect to, any insurance policy of Parent. All Litigation for which coverage is provided under any of the Parent’s insurance policies has been properly reported to the applicable insurer.

5.22 Taxes. Parent, each Subsidiary of the Company and each affiliated group (within the meaning of Section 1504 of the Code) or consolidated, combined or unitary group (under state or local Tax law) of which Parent or any Subsidiary is or has been a member (each, an “Affiliated Group”) have timely filed all federal, state, local and foreign returns, reports, statements and forms required to be filed under the Code or applicable state, local or foreign Tax Laws (“Tax Returns”) and such Tax Returns are true, correct and complete. Except as disclosed in Schedule 5.22 of Sellers Disclosure Schedule, all Taxes required to be paid with respect to the periods covered by the Tax Returns have been paid in full. No Tax Liens have been filed and, except as set forth on Schedule 5.22 of Sellers Disclosure Schedule, no claims are being asserted with respect to any Taxes of Parent, any Subsidiary or any Affiliated Group. Except as set forth in Schedule 5.22 of Sellers Disclosure Schedule, no examination, audit or inquiry is currently being conducted by any Taxing authority with respect to Parent, any Subsidiary or any Affiliated Group, including any examination, audit or inquiry which could result in a Tax liability for which Parent or any Subsidiary could be severally liable under Treasury Regulations § 1.1502-6 or any comparable state, local or foreign Tax provisions. Except as disclosed in Schedule 5.22 of Sellers Disclosure Schedule, Parent and each Subsidiary has complied with all applicable Laws relating to the payment and withholding of Taxes. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of Parent, any Subsidiary or any Affiliated Group. Neither Parent nor any Subsidiary is a party to any Contract or understanding providing for the allocation or sharing of Taxes other than with respect to each other. Neither Parent nor any Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Parent or any Subsidiary and neither Parent nor any Subsidiary has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, except as set forth in Schedule 5.22 of Sellers Disclosure Schedule. Neither Parent, any Affiliated Group nor any Subsidiary has (A) filed with respect to any item a disclosure statement pursuant to Section 6662 of the Code or (B) engaged in a “listed” transaction within the meaning of Treasury Regulation Section 1.6011-4. During the last five years, neither Parent nor any Subsidiary was a distributing or controlled corporation in a transaction intended to be governed by Section 355 of the Code.

5.23 Certain Business Practices Neither Parent nor any of its Subsidiaries nor (to the Knowledge of Sellers) any director, officer, agent or employee of Parent or any of its Subsidiaries has, in connection with the conduct of the Business, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

5.24 Products. Parent has made available to Purchaser a true, correct and complete copy of Parent’s standard written warranty or warranties for sales of any and all products distributed or sold by Parent or its Subsidiaries (the “Products”) and, except as stated therein or as imposed by applicable Law, there are no warranties, contractual commitments or contractual obligations (excluding allowances and returns in the ordinary course of business with past practice (a description of such past practices being included in Schedule 5.24 of Sellers Disclosure Schedule)) with respect to the return, repair or replacement of Products. Schedule 5.24 of Sellers Disclosure Schedule sets forth the estimated aggregate annual cost to the Company and its Subsidiaries of performing warranty obligations for customers for each of the three preceding fiscal years and the current fiscal year to the date. Schedule 5.24 of Sellers Disclosure Schedule there are no known defects in design, construction or manufacture of Products that would reasonably be expected to create an unusual risk of injury to persons or property, and, to the Knowledge of Sellers, no facts or conditions exist that would reasonably be expected to result in a new Product recall requirement. Except as set forth in Schedule 5.24 of Sellers Disclosure Schedule: (i) there is no action by or before any Governmental Body pending or, to Sellers Knowledge, threatened against or involving Parent or its Subsidiaries concerning any Product that is alleged to have been manufactured, shipped, sold, marketed, distributed, processed or merchandised by Parent or its Subsidiaries to have a material defect of any kind, in manufacture, processing, design or otherwise, including without limitation any failure to warn of the defect; and (ii) there has not been any Product recall or post-sale warning by Parent or its Subsidiaries concerning any Product that was manufactured, shipped, sold, marketed, distributed, processed or merchandised by Parent or its Subsidiaries.

5.25 Survival of Representations and Warranties. None of the representations or warranties of Sellers set forth in this Agreement shall survive the Closing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to the exceptions set forth in the applicable sections of the Purchaser Disclosure Schedule, Purchaser hereby represents and warrants to Sellers that:

6.1 Organization and Good Standing. Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties, to carry on its business as now conducted and to perform its obligations under this Agreement and the Purchaser Documents.

6.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements and such other agreement, document, instrument and certificates contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (the “Purchaser Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

6.3 Conflicts; Consents of Third Parties. (a) Except as set forth on Schedule 6.3(a) of the Purchaser Disclosure Schedule, none of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any breach, violation of or default (with or without notice or lapse of time, or both) under, create any Lien or Liability under, or give rise to a right of termination, modification, prepayment, suspension, limitation, revocation, acceleration or cancellation under any provision of (i) the certificate of incorporation and by-laws of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) any applicable Law other than, in the case of clauses (ii) and (iii), such conflicts, violations, terminations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Except as set forth on Schedule 6.3(b) of the Purchaser Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Purchaser of any other action contemplated hereby, or for Purchaser to conduct the Business, except for compliance with the applicable requirements of the HSR Act and any other Antirust Laws.

6.4 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement as a result of which any such Person is entitled to any fee or commission or like payment from any Seller in respect thereof.

6.5 Adequate Assurance Regarding Executory Contracts. Purchaser is and will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts.

6.6 Survival of Representations and Warranties. None of the representations or warranties of Purchaser set forth in this Agreement shall survive the Closing.

ARTICLE VII

BANKRUPTCY COURT MATTERS

7.1 Bankruptcy Actions. (a) No later than one Business Day after the execution of this Agreement, Sellers shall file with the Bankruptcy Court a motion in substantially the form of Exhibit C hereto (the “Sale Motion”) seeking, among other things, entry of (i) an order, which proposed order shall be substantially in the form of Exhibit D hereto (the “Bidding Procedures Order”), approving (A) the bidder protections described and/or set forth in Article IV of this Agreement or otherwise set forth in the Sale Motion, (B) certain bidding procedures for alternative offers for the acquisition of the Purchased Assets and the assumption of the Assumed Liabilities (C) certain procedures for the assumption and assignment of the Assumed Contracts, substantially in the form of Exhibit E hereto, and (D) notice, substantially in the form of Exhibit F hereto, of the sale as contemplated by this Agreement, free and clear of all liens, claims, interests and encumbrances, and (ii) an order approving this Agreement and the transactions contemplated thereby (including the sale of the Purchased Assets, to Purchaser free and clear of all Liens except the Permitted Exceptions) should the purchase offer made by this Agreement constitute the highest and best offer for the acquisition of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to the Bidding Procedures Order, which order shall be substantially in the form of Exhibit G hereto (the “Sale Order”).

(b) Sellers acknowledge that this Agreement is the culmination of an extensive process undertaken by Sellers to identify and negotiate a transaction with a bidder who was prepared to pay the highest and best purchase price for the Purchased Assets while assuming or otherwise satisfying the Assumed Liabilities in order to maximize the value of those assets. This Agreement is subject to competitive bidding as provided in the Bidding Procedures Order and approval by the Bankruptcy Court at a hearing under Sections 105, 363 and 365 of the Bankruptcy Code. The overbid provisions and related bidder protections set forth in the Bidding Procedures Order are designed to reimburse Purchaser for its efforts and agreements to date and to facilitate a full and fair process designed to maximize the value of the Purchased Assets for the benefit of the creditors and stakeholders of Sellers.

(c) Sellers agree to take all actions necessary to exclude Purchaser’s rights under this Agreement and the Ancillary Agreement from any release or similar provision for the benefit of Sellers contained in any plan of reorganization or liquidation proposed by Sellers or confirmed by the Bankruptcy Court, and no obligation of Sellers under this Agreement or the Ancillary Agreement, or claim of Purchaser arising under or relating to this Agreement or the Ancillary Agreement, shall be discharged as a result of the confirmation of any plan of reorganization for Sellers pursuant to section 1141 of the Bankruptcy Code or otherwise.

7.2 Actions of Sellers. Sellers shall use their reasonable best efforts to have the Bankruptcy Court (i) schedule a hearing on the Sale Motion not later than January 23, 2007, (ii) enter the Bidding Procedures Order as soon as practicable following the date hereof, but in any case no later than January 23, 2007 and (iii) enter the Sale Order as and when contemplated by the Bidding Procedures Order, but in any case no later than February 13, 2007. Sellers shall use their reasonable best efforts to cause the Bidding Procedures Order and the Sale Order to become Final Orders as soon as possible after their entry. Furthermore, Sellers shall use their reasonable best efforts to obtain any other approvals or consents from the Bankruptcy Court that may be reasonably necessary to consummate the transactions contemplated in this Agreement.

7.3 Purchaser Actions. Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining the Sale Order and the Bidding Procedures Order, including, without limitation, furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.

7.4 Adequate Assurance. With respect to each Assumed Contract, Purchaser shall provide adequate assurance of the future performance of such Assumed Contract by Purchaser.

7.5 Support of Sale Order. Purchaser shall not, without the prior written consent of Sellers, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Purchased Assets hereunder, other than the Sale Motion. In the event the entry of the Sale Order or the Bidding Procedures Order shall be appealed, Sellers and Purchaser shall use their respective reasonable efforts to defend such appeal.

7.6 Assignment of Contracts. At Closing, pursuant to Sections 363 and 365 of the Bankruptcy Code, the applicable Seller shall assume, assign and sell to Purchaser and Purchaser shall assume and purchase from the applicable Seller, the Assumed Contracts.

7.7 Cure Costs. At the Closing or as soon as practicable thereafter, Purchaser, pursuant to Section 3.3, shall pay all Cure Costs required to be paid under the Bankruptcy Code, so that the Assumed Contracts may be assumed by Sellers and assigned to Purchaser in accordance with the provisions of Section 365 of the Bankruptcy Code.

7.8 Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers of higher or better competing bids (each, a “Competing Bid”) in accordance with the terms of the Bidding Procedures Order entered by the Bankruptcy Court. From and after the date of this Agreement until the entry of the Bidding Procedures Order, Parent shall not, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, financial advisors, representatives and agents not to, directly or indirectly, (i) solicit, initiate, engage or participate in or encourage discussion or negotiations with any Person or entity (other than Purchaser) concerning any Alternative Transaction; or (ii) provide any non-public information concerning the business, properties or assets of Parent or any of its Subsidiaries to any Person or entity (other than to Purchaser or its representatives). Parent shall, and shall cause each of its Subsidiaries to, immediately cease any and all existing activities, discussions and negotiations with any Person other than Purchaser with respect to any Alternative Transaction. Parent shall immediately notify Purchaser of, and shall disclose to Purchaser the terms of any Alternative Transaction proposal received by Sellers. The provisions of this Section 7.8 are referred to in this Agreement as the “Exclusivity Provisions.” Following entry of the Bidding Procedures Order, Parent and its Subsidiaries shall be free to respond to and solicit prospective bidders in order to provide information to such prospective bidders and to negotiate an Alternative Transaction with such prospective bidders who have executed a confidentiality agreement with Parent. Parent will promptly notify Purchaser in reasonable detail as Purchaser may request of the existence of any negotiation, or proposal received by Sellers, and prior to furnishing information to prospective bidders, with respect to any Alternative Transaction (and will promptly provide to Purchaser copies of any written materials received by Sellers or their respective representatives in connection with such proposal or negotiation) and the identity of the party making such proposal. Parent will promptly provide to Purchaser any non-public information provided to any other party which was not previously provided to Purchaser. Parent shall, and shall cause its Subsidiaries to, comply in all respects with its obligations under the Bidding Procedures Order.

ARTICLE VIII

COVENANTS

8.1 Access to Information and Investigation. Prior to the Closing Date, Parent shall, and shall cause each of its Subsidiaries to, permit any authorized representatives of Purchaser to visit and inspect any of the properties of the Parent or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial, accounting and tax records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Parent may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. Without limiting the foregoing, from and after the date the Bidding Procedures Order is entered, Purchaser shall have the right to designate two authorized representatives (to be located on a full time basis at Parent’s headquarters and, herein “Purchaser’s Representative(s)”) to whom Parent shall immediately grant access, inspection, participation, consultation, discussion and other similar rights related to, or otherwise affecting, any of Parent’s or any of its Subsidiaries properties and their respective businesses, affairs, finances and accounts. Without limiting the foregoing, Purchaser and its representatives shall be allowed to conduct an environmental investigation of the facilities owned or operated by Parent or any of its Subsidiaries, including, at the reasonable discretion of Purchaser, the undertaking of environmental testing at such facilities, subject to consultation with Parent and subject to customary indemnification arrangements.

8.2 Conduct of the Business Pending the Closing. (a) Prior to the Closing, subject to any obligations as debtors-in-possession under the Bankruptcy Code (in the case of the Purchased Assets) and except (1) as set forth on Schedule 8.2(a) of Sellers Disclosure Schedule, (2) as required by applicable Law, (3) as otherwise expressly contemplated by this Agreement or (4) with the prior written consent of Purchaser, Sellers shall, and shall cause each of their respective Subsidiaries to:

(i) conduct the Business in the Ordinary Course and preserve and maintain the Purchased Assets in the condition in which they were existing as of the date hereof, normal wear and tear excepted; and

(ii) use their commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Business and (B) preserve the present relationships with customers, suppliers, partners, employees, lessors, licensors, licensees, distributors and other non-Affiliated Person with which Sellers or their respective Subsidiaries has significant business relationships.

(iii) Subject to any obligations as debtors-in-possession under the Bankruptcy Code (in the case of the Purchased Assets) and except (1) as set forth on Schedule 8.2(iii) of the Seller Disclosure Schedule, (2) as required by applicable Law, (3) as otherwise contemplated by this Agreement or (4) with the prior written consent of Purchaser, Sellers shall not, and shall cause each of their respective Subsidiaries not to:

(A) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly-owned Subsidiary of Parent to its parent, (ii) split, combine or reclassify any of its capital stock or amend the terms of any outstanding securities or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities;

(B) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or securities or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(C) amend its Articles of Incorporation or Bylaws or other comparable charter or organizational documents;

(D) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any Person or division, business or equity interest of any Person except for purchases of assets in the ordinary course of business which do not constitute the purchase of a Person’s business;

(E) except in the ordinary course of business, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets;

(F) (i) incur any Indebtedness for borrowed money (other than to Purchaser or any Affiliate thereof) or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, pay any fees under existing credit facilities or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business or to or in any direct or indirect wholly-owned Subsidiary of Parent (or any Foreign Subsidiary with nominal non Company ownership);

(G) make or agree to make any new capital expenditure (including leases) or except as consented to by a Purchaser’s Representative, enter into any agreement or agreements providing for payments which are in excess of $75,000 individually or $150,000 in the aggregate;

(H) (i) except as consented to by a Purchaser’s Representative, pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $75,000 individually and $150,000 in the aggregate, or (ii) cancel any Indebtedness in excess of $75,000 individually and $150,000 in the aggregate, other than in the ordinary course of business;

(I) except as consented to by a Purchaser’s Representative, modify, amend or terminate any Material Contract to which Parent or any of its Subsidiaries is a party;

(J) enter into any Contract that would be a Material Contract, other than pursuant to any such contracts, agreements, arrangements or understandings currently in place (that have been disclosed in writing to Purchaser prior to the date hereof) in accordance with their terms as of the date hereof;

(K) except as otherwise set forth in this Agreement, as required to comply with applicable Legal Provisions or contractual commitments existing as of the date hereof (i) adopt, enter into, terminate or amend (A) any collective bargaining agreement or Benefit Plan or (B) any other agreement, plan or policy involving Parent or its Subsidiaries, and one or more of its current or former directors, officers, or other employees, (ii) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former officer, director or employee, (iii) pay any benefit or amount not required under any Benefit Plan, (iv) increase in any manner the severance or termination pay of any current or former director, officer or other executive employee, (v) enter into or amend any employment, deferred compensation, consulting, severance, termination, retention, change in control or indemnification agreement, arrangement or understanding with any current or former officer, director, employee or consultant, (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, “phantom” stock or other stock related awards), or remove any existing restrictions in any Benefit Plans or agreements or awards made thereunder, (vii) amend or modify any stock option plan, (viii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, Contract or arrangement or Benefit Plan, or (ix) take any action to accelerate the vesting of payment of any compensation or benefit under any Benefit Plan;

(L) except as required by GAAP, make any change in accounting methods, principles or practices;

(M) transfer or license to any Person or otherwise extend, amend or modify any rights to the Intellectual Property rights of Parent and its Subsidiaries, other than in the ordinary course of business or pursuant to any contracts, agreements, arrangements or understandings currently in place (that have been disclosed in writing to Purchaser prior to the date of this Agreement);

(N) enter into any Hedging Agreement, unless consented to by a Purchaser’s Representative;

(O) take any action that would reasonably be expected to prevent, impair or materially delay the ability of the Parties to consummate the transactions contemplated by this Agreement;

(P) (i) change any material tax election; (ii) change any annual tax accounting period or method of tax accounting in any material respect; (iii) file any amended Tax Return; (iv) enter into any closing agreement relating to any material Tax; (v) settle any material Tax claim or assessment or (vi) surrender any right to claim a material Tax refund or to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(Q) make additions to or deletions from the current product line or (ii) set pricing policies for the 2007 product line, unless consented to by a Purchaser’s Representative;

® file a motion or otherwise seek, to convert to a case under Chapter 7 of the Bankruptcy Code, to dismiss the Bankruptcy Case or for the appointment of a trustee, examiner with expanded powers or other responsible officer or Person for any Seller or any of its Subsidiaries; or

(S) agree to do anything prohibited by this Section 8.2.

(b) Sellers shall be deemed not to have breached Sections 8.2(a)(i) and (ii) if such action or inaction otherwise constituting a breach of Sections 8.2(a)(i) or (ii) is solely and exclusively the result of the DIP Lender’s breach of its obligations to fund when due all or any portion of the DIP Note in accordance with the DIP Financing Agreement.

8.3 Third-Party Consents. Without limiting the effect of Sections 10.2 and 10.3, Sellers shall use commercially reasonable efforts to promptly obtain all authorizations, consents, approvals and waivers of, and give all notices to, each third party that may be necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and Sellers shall pay any and all fees, costs and expenses in connection with obtaining any such authorizations, consents, approvals and waivers.

8.4 Regulatory Approvals. (a) If necessary, Purchaser and Sellers shall (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten (10) Business Days after the date of this Agreement in the case of all filings required under the HSR Act or by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents or other materials received by each of them or any of their respective Subsidiaries from the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”), or any other Governmental Body in respect of such filings or such transactions and (iii) cooperate with each other in connection with any such filing (including, without limitation, to the extent permitted by applicable law, providing copies of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such Party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Each such Party shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. To the fullest extent reasonably practicable, no Party hereto shall independently participate in any meeting with any Governmental Body in respect of any such filings, investigation or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act or other Antitrust Laws. Sellers and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.4 “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Sellers or Purchaser, as the case may be).

(b) Each of Purchaser and Sellers shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened in writing to be instituted) challenging that any transaction contemplated by this Agreement is in violation of any Antitrust Law, each of Purchaser and Sellers shall cooperate and use its commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all reasonably available avenues of administrative and judicial appeal and all reasonably available legislative action, unless, by mutual agreement, Purchaser and Sellers decide that litigation is not in their respective best interests. Each of Purchaser and Sellers shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Nothing stated in this Agreement shall require Purchaser or any of its Affiliates to, or permit Parent or any of its Subsidiaries to, sell, divest, dispose or hold separate any Purchased Assets or Assumed Liabilities or any portion of the Business or otherwise take or commit to take any action or assume any material obligation or liability to obtain termination of the waiting period under the HSR Act or other Antitrust Laws or any other consents or approvals required to be obtained to consummate the Closing.

8.5 Assumed Liabilities. Subsequent to the Closing, Purchaser agrees to pay, perform and discharge the Assumed Liabilities as they become due.

8.6 [Reserved].

8.7 Confidentiality. (a) After the Closing, the Companies will, and cause their respective Affiliates and Representatives to, hold in confidence and not use in any manner detrimental to the Business all Confidential Information concerning the Business, the Purchased Assets or the Foreign Subsidiaries, except to the extent that such information can be shown to have been (i) in the public domain prior to the Closing, (ii) in the public domain at or after the Closing through no fault of Parent or any of its Affiliates or any of their respective Representatives or (iii) lawfully acquired after the Closing by Parent or any of its Affiliates or any of their respective Representatives from sources other than Purchaser or any of its Affiliates or any of their respective Representatives. If, after the Closing, Parent or any of its Affiliates or any of their respective Representatives are legally required to disclose any such confidential or proprietary information, Parent shall (A) promptly notify Purchaser to permit Purchaser, at its expense, to seek a protective order or take other appropriate action and (B) cooperate as reasonably requested by Purchaser in Purchaser’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, but only at Purchaser’s sole cost and expense. If, after the Closing and in the absence of a protective order, Parent or any of its Affiliates or any of their respective Representatives are compelled as a matter of Law to disclose any such confidential information to a third party, such Person may disclose to the third party compelling disclosure only the part of such Confidential Information as is required by Law to be disclosed; provided, however, that, prior to any such disclosure, such Person consults in good faith with Purchaser and its legal counsel as to such disclosure and the nature and wording of such disclosure.

(b) For purposes of Section 8.7(b), “Confidential Information” shall mean any confidential information concerning the Business, Purchased Assets or Foreign Subsidiaries, including, without limitation, methods of operation, customers, customer lists, Products, prices, fees, costs, technology, inventions, trade secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.

8.8 Preservation of Records. For a period of three (3) years after the Closing Date (or such longer period as may be required by any Governmental Body or ongoing claim):

(a) Each Party (the “Requested Party”) shall allow the other Party and any of its Representatives reasonable access during normal business hours after reasonable advance notice to all employees and files of the Requested Party of the Business and any books and records pertaining to the Business and relating to periods prior to the Closing Date in connection with the preparation of tax returns, amended tax return or claim for refund (and any materials necessary for the preparation of any of the foregoing), and financial statements for periods ending on or prior to the Closing Date, the management and handling of any audit, investigation, litigation or other proceeding in, whether such audit, investigation, litigation or other proceeding is a matter with respect to which indemnification may be sought hereunder), to comply with the rules and regulations of the Internal Revenue Service, the SEC or any other Governmental Body. Each Party shall designate a specific individual with responsibility for insuring that such non-Requesting Party complies with the Requesting Party’s requests.

8.9 Publicity. Neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Sellers, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or Sellers list securities, provided that the Party intending to make such release shall use commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Party with respect to the text thereof.

8.10 [Reserved]

8.11 Post-Closing Amounts Received and Paid. All amounts that are received by a Seller or any of its Subsidiaries in respect of any of the Purchased Assets shall be received by such Person as agent, in trust for and on behalf of Purchaser, and following the Closing, Sellers shall, on a monthly basis, pay, or cause to be paid, by wire transfer of immediately available funds to Purchaser all such amounts received by or paid to any such Seller or any of their respective Subsidiaries, and shall provide Purchaser with information as to the nature and source of all such payments, including any invoice related thereto. All amounts that are received by Purchaser or any of its Affiliates following the Closing in respect of any Excluded Assets shall be received by such Person as agent, in trust for and on behalf of Sellers, and Purchaser shall, on a monthly basis, pay or cause to be paid all such amounts over to Sellers by wire transfer of immediately available funds and shall provide Seller with information as to the nature and source of all such payments, including any invoice relating thereto.

8.12 Casualty and Condemnation. Sellers shall keep, or cause to be kept, all Policies in full force and effect through the Closing Date. In the event that, after the execution of this Agreement, but prior to the Closing, any Purchased Asset (or series of related Purchased Assets) with a book value in excess of $10,000 as of the month-end immediately preceding the insurable event is subject to loss, destruction or damage thereon (a “Casualty”) or the exercise of eminent domain by a Governmental Body (a “Condemnation”) prior to or at the Closing, Sellers shall pay to Purchaser all proceeds Sellers received from any insurance claims, condemnation awards, compensation or other reimbursements relating to such Casualty or Condemnation (except as to business interruption insurance), and any deductible or self-retention amount related to any such claim, and shall assign, to the extent assignable, to Purchaser the right to receive any future proceeds (including any proceeds in respect of business interruption insurance for any period after the Closing) relating to such Casualty or Condemnation following the Closing, in each case only to the extent Sellers have not paid to repair any such Casualty. Subject to the terms of such insurance policies, Sellers shall use commercially reasonably efforts so that Purchaser shall have the right, power and authority, in the name of Sellers, to make directly to the insurer any request for payment under the Business’ liability insurance policies of any Casualty or Condemnation. Purchaser may make a request for payment only to the extent that a Person of ordinary prudence in like circumstances would make a claim under the Person’s own insurance policy. Any party receiving a notice of Casualty or Condemnation shall promptly notify all other parties thereto.

8.13 Assistance in Transfer of Licenses, Permits and Registrations. Each Seller will use reasonable best efforts to assist Purchaser in obtaining the transfer of any Permits capable of being transferred to Purchaser in connection with the Closing, including promptly after the date hereof directing its employees to cooperate with such transfer and making all notifications required to be sent by Sellers or any of its Subsidiaries prior to the Closing. No Seller shall have any Liability for the failure to obtain the transfer of any such Permit, other than by virtue of Sellers’ representations and warranties in Article V.

8.14 Interim Financial Statements. Sellers will prepare and furnish to Purchaser as soon as they become available, and in any event not later than 15 days after the end of each month and quarterly accounting period between the date hereof and the Closing, an unaudited balance sheet for the Business at the end of each period and an unaudited income statement and statement of cash flows for the Business for each month and quarter then ended (the “Interim Financial Statements”). Sellers will prepare the Interim Financial Statements on a basis consistent with the Unaudited Financial Statements.

8.15 Release.

(a) Subject to the occurrence of the Closing and as of the Closing Date, Sellers, on behalf of themselves and each of their Affiliates, hereby release and forever discharge the Purchaser, its Affiliates, the Business and each of the Foreign Subsidiaries from any and all actions, causes of action, suits, debts, claims and demands (except for obligations arising under this Agreement, the Ancillary Agreements and any other document or instrument executed and delivered in connection with the transactions contemplated by this Agreement) that arise out of acts, events, conditions or omissions occurring or existing from the beginning of the world to and including the Closing Date.

(b) Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, Sellers shall cause the Intercompany Receivables and Intercompany Payables to be extinguished without any tax Liability to Purchaser or any Foreign Subsidiary.

8.16 Notices of Certain Events. From the date hereof until the Closing, each party shall promptly notify the other party of:

(a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;

(b) any written notice or other written communication from any Governmental Body in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and

(c) any change or fact of which it is aware that, with notice or lapse of time or both, will or is reasonably likely to result in a material breach of this Agreement or otherwise result in any of the conditions set forth in Article X becoming incapable of being satisfied.

No disclosure by any Party pursuant to this Section 8.17 shall be deemed to amend or supplement Sellers Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, with respect thereto or prevent or cure any misrepresentation or breach of warranty for purposes of this Agreement.

8.17 Subsequent Events. If, subsequent to the date of this Agreement and prior to the Closing Date, an event occurs that renders untrue any representation or warranty of Sellers (a “Subsequent Event”), Sellers shall promptly deliver to Purchaser an amended or supplemental Schedule (a “Subsequent Disclosure Schedule”) that will contain a reasonable description of the Subsequent Event. The existence of a Subsequent Event that is disclosed on a Subsequent Disclosure Schedule shall not cure a breach by Sellers of any representations or warranties hereunder or be taken into account in determining whether any condition precedents have been satisfied. This Section 8.18 is not intended to permit Sellers to alter or amend the representations and warranties as made herein as of the date of this Agreement and shall not cure the inaccuracy thereof as of the date of this Agreement for any purpose under this Agreement.

8.18 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following:

(a) the taking of all acts necessary to cause the conditions to Closing to be satisfied;

(b) the obtaining of all necessary consents, approvals or waivers from third parties other than Governmental Bodies (provided that if obtaining any such consent, approval or waiver would require any action other than the payment of a nominal amount, such action shall be subject to the consent of Purchaser);

(c) From the date hereof until the Closing Date, subject to the limitations set forth below, and unless otherwise agreed by Purchaser, Parent will cause its Subsidiaries and their respective management to use reasonable best efforts to cooperate with Purchaser and provide information reasonably requested in connection with the debt financings for the transactions contemplated by this Agreement. Such cooperation will include, without limitation, (i) the assistance in the preparation of offering circulars or private placement memoranda, (ii) the delivery of such financial and statistical information relating to Parent and its Subsidiaries as may be reasonably requested in connection with such financings, (iii) using reasonable best efforts to arrange for the Parent’s independent accountants to provide such comfort letters, consents and other services that are reasonably required in connection with any financings contemplated by Purchaser and (iv) using reasonable best efforts to assist in the marketing and sale of any other syndication of any such financings by making appropriate officers of Parent available for due diligence meetings and for participation in the road show and meetings with prospective participants in such financings.

8.19 D&O Insurance. Following the Closing, the Purchaser shall maintain in effect for not less than six years from the Closing Date policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) of at least the same coverage and amounts containing terms and conditions which are in the aggregate no less advantageous to the insured as those maintained by Parent; provided, however, that in satisfying its obligation under this Section 8.19 the Purchaser shall not be obligated to pay in the aggregate in excess of $1,000,000; provided, further, that notwithstanding the foregoing, the Purchaser may satisfy its obligations under this Section 8.19 by purchasing a “tail” policy under the D&O Insurance maintained by the Company that (i) has an effective term of six (6) years from the Closing Date, (ii) covers each of the insureds and (iii) provides at least the same coverage and amounts and contains terms and conditions that are no less advantageous in the aggregate to insured as the D&O Insurance maintained by Parent.

ARTICLE IX

EMPLOYEES AND EMPLOYEE BENEFITS

9.1 Employment. (a) Purchaser shall offer employment effective as of the Closing to all Employees at compensation levels and terms and conditions as Purchaser shall determine; provided that the employment of Employees on short-term disability or leave of absence with a definite date of return shall be effective upon the Employee’s date of return. Such employees who accept Purchaser’s offer of employment and commence employment with Purchaser and employees of the Foreign Subsidiaries shall be referred to as the “Transferred Employees.”

(b) Effective as of the Closing Date, Purchaser shall cause each Transferred Employee who was covered under the Benefit Plans immediately prior to the Closing Date to be covered under employee benefit plans, programs and arrangements maintained or established by Purchaser (the “Purchaser Plans”). The Purchaser Plans shall recognize each Transferred Employee’s prior service that is recognized under the Benefit Plans (including prior service with predecessor employers to the extent such prior service is recognized under the Benefit Plans) for eligibility and vesting purposes and, in the case of vacation or severance benefits, for purposes of determining the amount of benefits.

(c) As soon as practicable following the Closing Date, Purchaser shall take all action necessary or appropriate to cause a defined contribution plan adopted or maintained by Purchaser (the “Purchaser 401(k) Plan”) to recognize prior service with Parent or any of its Subsidiaries for purposes of vesting and participation. Parent shall permit and Purchaser shall cause the Purchaser 401(k) Plan to accept a “rollover” of any Transferred Employees’ account balances (including loans to Transferred Employees) under the 401(k) Plan of the Parent and its Affiliates, as amended from time to time (the “Parent 401(k) Plan”) to the Purchaser 401(k) Plan. In connection with any such rollover elected by any such Transferred Employee, Purchaser shall allow any such Transferred Employee’s outstanding loan and related promissory note under the Parent 401(k) Plan to be rolled over into the Purchaser 401(k) Plan.

ARTICLE X

CONDITIONS TO CLOSING

10.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) each of the representations and warranties of Sellers set forth in this Agreement shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar qualifications, other than such qualifications in clause (ii) of Section 5.10) as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure to be so true and correct would not constitute, individually or in the aggregate, a Material Adverse Effect on Parent, the other Sellers or the Business, other than with respect to the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4 and 5.6 which shall be true and correct in all respects; and Purchaser shall have received a certificate signed by an authorized officer of Parent on behalf of Sellers, dated the Closing Date, to the foregoing effect;

(b) Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by any of them prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Parent on behalf of Sellers, dated the Closing Date, to the foregoing effect;

(c) all consents, authorizations, approvals and filings required to be obtained from or filed with a Governmental Body or required to be obtained from any other Person shall have been obtained or made;

(d) Since the date of this Agreement there shall not have occurred any change, event, circumstance or development that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, the other Sellers or the Business, and Purchaser shall have received a certificate signed by an authorized officer of Parent on behalf of Sellers, dated the Closing Date, to the foregoing effect;

(e) Purchaser shall have received from Sellers an affidavit that the requisite notices have been given and that the affidavits of service of notice have been filed with the Bankruptcy Court;

(f) All Liens related to or arising under the DIP Note, including without limitation any collateral amounts held by the DIP Lender for the benefit of certain Affiliates of Purchaser, shall have been terminated and released and Purchaser shall have received the Payoff Letters reasonably acceptable to it with respect to the payment of the DIP Note and the release of all of the Liens related thereto and the obligations of Sellers or certain Affiliates of Purchaser thereunder and shall have received the notes (if any) evidencing such DIP Note, marked “cancelled;” and

(g) Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2.

10.2 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a) each of the representations and warranties of Purchaser set forth in this Agreement shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or similar qualifications) as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure to be so true and correct does not constitute, and would not constitute, a Material Adverse Effect on Purchaser, and Sellers shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect; and

(c) Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 4.3.

10.3 Conditions Precedent to Obligations of Purchaser and Sellers. The respective obligations of Purchaser and Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

(a) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(b) the Bankruptcy Court shall have entered the Sale Order no later than February 13, 2007 in form and substance reasonably acceptable to Purchaser, and the Sale Order shall have become a Final Order; and

(c) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted and the consents, notices, reports and other filings required to be made or obtained pursuant to those other Antitrust Laws set forth on Schedule 10.3 hereto in connection with the transactions contemplated hereby at or prior to Closing shall have been made or obtained.

ARTICLE XI

TAXES

11.1 Transfer Taxes. Purchaser shall be responsible for (and shall indemnify and hold harmless Sellers and their directors, officers, employees, Affiliates, agents, successors and permitted assigns against) any sales, use, stamp, documentary stamp, filing, recording, transfer or similar fees or taxes or governmental charges (including any interest and penalty thereon) payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). Sellers shall seek to include in the Sales Order a provision that provides that the transfer of the Purchased Assets shall be free and clear of any stamp or similar taxes under Section 1146(a) of the Bankruptcy Code. To the extent that any Transfer Taxes are required to be paid by any Seller (or such Transfer Taxes are assessed against a Seller or any of its Affiliates), Purchaser shall promptly reimburse Purchaser, as applicable, for such Transfer Taxes. Sellers and Purchaser shall cooperate and consult with each other prior to filing any Tax Returns in respect of Transfer Taxes. Sellers and Purchaser shall cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for Transfer Taxes.

11.2 Purchase Price Allocation. Sellers and Purchaser shall allocate the Purchase Price (including the Assumed Liabilities) among the Purchased Assets as mutually agreed upon as promptly as practicable after the date hereof and, in accordance with such allocation, Purchaser shall prepare and deliver to Sellers copies of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”). Purchaser shall prepare and deliver to Sellers from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any) consistent with the agreed upon allocation. The Purchase Price for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to Sellers, and all income Tax Returns and reports filed by Purchaser and Sellers shall be prepared consistently with such allocation.

ARTICLE XII

MISCELLANEOUS

12.1 Expenses. Except as otherwise provided in this Agreement, Sellers and Purchaser shall bear their own expenses, including attorney’s fees, incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action or proceeding (i.e., the party who, in light of the issues contested or determined in the action or proceeding, was more successful) shall be entitled to have and recover from the non-prevailing party such costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) as the prevailing party may incur in the pursuit or defense thereof.

12.2 Submission to Jurisdiction; Consent to Service of Process. (a) Without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 12.6 hereof; provided, however, that if the Bankruptcy Case has closed, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of any state or federal court located in the U.S. District Court for the Southern District of New York and any appellate court from any thereof, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.6.

12.3 Waiver of Right to Trial by Jury. Each Party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

12.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Ancillary Agreements, any other documents, agreements or certificates entered into in connection therewith represent the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the Bankruptcy Code and to the extent not consistent with the Bankruptcy Code, the internal laws of the State of New York applicable to contracts made and performed in such State (without regard to principles of conflicts of laws).

12.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to any Seller, to:

Enesco Group, Inc.

225 Windsor Drive

Itasca, Illinois 60143

Telephone: (630) 875-5300

Telecopier: (630) 875-8464

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Vedder Price Kaufman & Kammholz, P. C.
222 N. LaSalle Street, Suite 2600
Chicago, Illinois 60601

Telephone: (312) 609-7885

Telecopier: (312) 609-5005

Attention: John McEnroe, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

333 Wacker Drive, Chicago, Illinois 60606

Telephone: (312)-407-0700

Telecopier: (312)-407-8586

Attention: George N. Panagakis, Esq.

If to Purchaser, to:

c/o Tinicum Incorporated
800 Third Avenue
New York, New York 10022
Telephone: (212) 446-9314
Telecopier: (212) 750-9264
Attention: Seth Hendon

With a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue New York, NY 10022 Attn:	Marc Weingarten

Telephone:(212) 756-2000

Fax:	(212) 593-5955

12.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable, so that the outcome of any such modifications is an amended provision that comes closest under applicable Law to expressing the intention of the invalid or unenforceable term or provision as of the date hereof, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, including any trustee, examiner with expanded powers or other responsible Person or officer appointed for any of the Sellers in a case under any chapter of the Bankruptcy Code. Except as otherwise expressly provided in this Agreement, nothing herein shall create or be deemed to create any third party beneficiary rights in any Person or entity not a Party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be void; provided, that Purchaser may assign any or all of its rights and obligations hereunder, without the consent of any Parties hereto, to any one or more of its Affiliates or to any lender or lenders providing debt financing to Purchaser in connection with transactions contemplated by this Agreement (or any replacement financing or refinancing thereof). No assignment of any obligations hereunder shall relieve the Parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.9 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, limited partner or equityholder (other than Parent) of any Seller or Purchaser shall have any liability for any obligations or liabilities of Sellers or Purchaser under this Agreement or the Seller Documents or Purchaser Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, except in the case of fraud or willful breach.

12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER

EGI ACQUISITION, LLC

By: /s/ Seth Hendon
Name: Seth Hendon
Title: Vice President

SELLERS:

ENESCO GROUP, INC.

By: /s/ Marie Meisenbach Graul
Name: Marie Meisenbach Graul
Title: Executive Vice President & CFO

GREGG MANUFACTURING, INC.

By: /s/ Marie Meisenbach Graul
Name: Marie Meisenbach Graul
Title: Executive Vice President & CFO